As filed with the Securities and Exchange Commission on March 23, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STERIS plc STERIS Irish FinCo Unlimited Company STERIS Corporation STERIS Limited	Ireland Ireland Ohio England and Wales	98-1455064 98-1271422 34-1482024 98-1203539
(Exact name of registrant as specified in its charter)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o STERIS plc

70 Sir John Rogerson’s Quay

Dublin 2 Ireland D02 R296

+353 1 232 2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. Adam Zangerle

STERIS plc

70 Sir John Rogerson’s Quay

Dublin 2 Ireland D02 R296

+353 1 232 2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter C. Zwick

Jones Day

2727 North Harwood Street

Dallas, Texas 75201

+1 214 220 3939

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

STERIS plc

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

STERIS Irish FinCo Unlimited Company

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

STERIS Corporation

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

STERIS Limited

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Debt Securities
Guarantees of Debt Securities(3)
Ordinary Shares, par value $0.001 per share
Preferred Shares, par value $0.001 per share
Warrants
Units

(1)

There is being registered hereunder such indeterminate number or amount of debt securities, ordinary shares, preferred shares, warrants and units of STERIS plc, debt securities of STERIS Irish FinCo Unlimited Company and guarantees of each of STERIS plc, STERIS Irish FinCo Unlimited Company, STERIS Corporation and STERIS Limited of debt securities as may from time to time be issued at indeterminate prices and as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable anti-dilution provisions.

(2)	The registrants are deferring payment of the registration fee pursuant to Rule 456(b) and are omitting this information in reliance on Rule 456(b) and Rule 457(r).
(3)

No separate consideration will be received for the guarantees of the debt securities being registered. In accordance with Rule 457(n) under the Securities Act, no registration fee is payable with respect to the guarantees.

Prospectus

STERIS PLC

Debt Securities

Guarantees of Debt Securities

Ordinary Shares

Preferred Shares

Warrants

Units

STERIS Irish FinCo Unlimited Company

Debt Securities

Guarantees of Debt Securities

STERIS Corporation

STERIS Limited

Guarantees of Debt Securities

STERIS plc, or any of its subsidiaries listed above, may from time to time offer and sell any of the securities identified above, or any combination thereof, in each case, in one or more series and in one or more offerings.

STERIS plc or any of its subsidiaries listed above will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

STERIS plc or any of its subsidiaries listed above may sell these securities on a continuous or delayed basis, directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.

Investing in any of our securities involves risk. Please read carefully the section entitled “Risk Factors” on page 11 of this prospectus and any risk factors set forth in the applicable prospectus supplement and in the information included and incorporated by reference in this prospectus.

STERIS plc’s ordinary shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “STE.” If STERIS plc or any of its subsidiaries listed above decide to seek a listing of any securities offered by this prospectus, it will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any, in one or more supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 23, 2021.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may from time to time sell the following securities in one or more offerings at prices and on other terms to be determined at the time of offering:

•	unsecured senior debt securities of STERIS plc or STERIS Irish FinCo Unlimited Company (“debt securities”), which may be either guaranteed or not guaranteed;

•	guarantees of debt securities by STERIS plc, STERIS Irish Finco Unlimited Company, STERIS Corporation and STERIS Limited (“guarantees”);

•	preferred shares, par value $0.001 per share, of STERIS plc (“preferred shares”);

•	ordinary shares, par value $0.001 per share, of STERIS plc (“ordinary shares”);

•	warrants to purchase debt securities, ordinary shares or preferred shares of STERIS plc (“warrants”); or

•

units comprising two or more of the debt securities (including any applicable guarantees), preferred shares, ordinary shares and warrants, in any combination listed on the cover page of this prospectus (“units”).

This prospectus provides you with a general description of the securities we may offer. Each time we sell such securities, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the headings “Where You Can Find More Information” and “Information We Incorporate By Reference.”

We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

This document is not intended to be and is not a prospectus for purposes of: (i) Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market (as amended) (the “EU Prospectus Regulation”), or the European Union (Prospectus) Regulations of Ireland 2019; or (ii) Regulation (EU) 2017/1129 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 of the United Kingdom (the “EUWA”), as amended by the Prospectus (Amendment) (EU Exit) Regulations 2019 of the United Kingdom (the “UK Prospectus Regulation”). The securities are not offered in any jurisdiction in circumstances that would require a prospectus to be prepared pursuant to the EU Prospectus Regulation or the UK Prospectus Regulation.

This document has not been reviewed or approved by the Central Bank of Ireland nor by any other competent or supervisory authority of any other member state of the European Economic Area or the United Kingdom for the purposes of the EU Prospectus Regulation, or the UK Prospectus Regulation, as applicable. No offer of securities to the public is being, or shall be, made in Ireland or any other member state of the European

Economic Area or the United Kingdom on the basis of this document. Any investment in the securities does not have the status of a bank deposit in Ireland and is not within the scope of the deposit protection scheme operated by the Central Bank of Ireland. STERIS is not regulated by the Central Bank of Ireland by virtue of the issue of any securities.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS - No securities are intended to be offered, sold or otherwise made available to or should be offered, sold or otherwise made available to any retail investor in the European Economic Area. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended), or MiFID II; or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended) (the “Insurance Distribution Directive”) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the EU Prospectus Regulation. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended) (the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the PRIIPs Regulation.

PROHIBITION OF SALES TO UK RETAIL INVESTORS - No securities are intended to be offered, sold or otherwise made available to or should be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (7) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law of the United Kingdom by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law of the United Kingdom by virtue of the EUWA, or the UK PRIIPs Regulation, for offering or selling the securities or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

On March 28, 2019, upon the consummation of a Scheme of Arrangement under the laws of the United Kingdom in connection with a redomiciliation from the United Kingdom to Ireland (the “Redomiciliation”), STERIS plc became the parent company of the STERIS group of companies.

Unless otherwise stated or the context otherwise requires, in this prospectus we use the terms:

•	“STERIS plc” to refer to STERIS plc, a public limited company incorporated under the laws of Ireland, and not any of its subsidiaries;

•

“STERIS Irish FinCo” to refer to STERIS Irish FinCo Unlimited Company, a public unlimited company incorporated under the laws of Ireland, and not any of its subsidiaries. STERIS Irish FinCo is an indirect wholly owned subsidiary of STERIS plc;

•	“STERIS Corporation” to refer to STERIS Corporation, an Ohio corporation, and not any of its subsidiaries. STERIS Corporation is an indirect wholly owned subsidiary of STERIS plc;

•

“STERIS Limited” to refer to STERIS Limited, a private limited company organized under the laws of England and Wales, and not any of its subsidiaries. STERIS Limited is an indirect wholly owned subsidiary of STERIS plc;

•	“STERIS,” “we,” “us,” “our” or other similar terms to refer to STERIS plc, together with its consolidated subsidiaries, including STERIS Irish FinCo, STERIS Corporation and STERIS Limited;

•

the “securities” to refer collectively to the debt securities, ordinary shares, preferred shares, warrants and units offered by STERIS plc, the debt securities offered by STERIS Irish FinCo, and the guarantees offered by STERIS plc, STERIS Irish FinCo, STERIS Corporation and STERIS Limited; and

•

the “proposed transaction” to refer to the series of proposed transactions whereby Cantel Medical Corp. (“Cantel”) will become an indirect wholly owned subsidiary of STERIS plc pursuant to an agreement and plan of merger dated January 12, 2021, as amended (the “Merger Agreement”).

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). STERIS plc files annual, quarterly and current reports, proxy statements and other information with the SEC. STERIS plc’s SEC filings are available over the Internet at the SEC’s website at www.sec.gov.

We make available, free of charge, on the Investor Relations page of our website at www.steris-ir.com, STERIS plc’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are specifically incorporated by reference into this prospectus.

You will find additional information about us in the registration statement of which this prospectus forms a part. This prospectus and any prospectus supplement do not contain all of the information in the registration statement. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference therein. Statements in this prospectus or any prospectus supplement about these documents are summaries, and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. The full registration statement may be obtained through the SEC’s or our websites, as provided above.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering of securities described in this prospectus:

•	STERIS plc’s Annual Report on Form 10-K for the year ended March 31, 2020, filed with the SEC on May 29, 2020;

•

STERIS plc’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 7, 2020, for the quarter ended September  30, 2020, filed with the SEC on November 6, 2020, and for the quarter ended December  31, 2020, filed with the SEC on February 9, 2021;

•

STERIS plc’s Current Reports on Form 8-K, filed with the SEC on August 3, 2020 (Items 5.02 and 5.07), October 6, 2020 (Item 1.01 and Item 9.01, excluding Exhibit No.  99.1), November  18, 2020 (Items 1.01, 2.03 and 9.01, excluding Exhibit 99.1), January  12, 2021, February  3, 2021, February  9, 2021 and March 23, 2021;

•

the description of ordinary shares contained in STERIS plc’s Registration Statement on Form 8-A filed with the SEC on March  27, 2019, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.1 to STERIS plc’s Annual Report on Form 10-K for the year ended March 31, 2020, filed with the SEC on May 29, 2020.

This prospectus also incorporates by reference the following information that has previously been filed with the SEC by Cantel (File No. 001-31337):

•

the following information in Cantel’s Annual Report on Form 10-K for the year ended July 31, 2020 (filed with the SEC on September 25, 2020): “Financial Statements and Supplementary Data” (appearing on pages 39–81);

•

the following information in Cantel’s Quarterly Reports on Form 10-Q for the quarter ended January 31, 2020 (filed with the SEC on March 6, 2020): “Financial Statements (unaudited)” (appearing on pages 1-20), quarter ended April 30, 2020 (filed with the SEC on June 9, 2020): “Financial Statements (unaudited)” (appearing on pages 1-25), October 31, 2020 (filed with the SEC on December 10, 2020): “Financial Statements (unaudited)” (appearing on pages 1–20) and the quarter ended January 31, 2021 (filed with the SEC on March 10, 2021): “Financial Statements (unaudited)” (appearing on pages 1–21); and

•	Cantel’s Current Reports on Form 8-K filed with the SEC on October 2, 2019 (as amended on December 16, 2019) and March 2, 2021.

We do not and will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports. You may obtain copies of these filings without charge by accessing these documents on the Investor Relations page of our website at www.steris-ir.com or by requesting the filings in writing or by telephone at the following address and telephone number.

STERIS

Investor Relations

5960 Heisley Road

Mentor, Ohio 44060

Telephone Number: +1 440 354 2600

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information we incorporate by reference, contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. These forward-looking statements are based on our management’s current expectations, estimates or forecasts about our businesses, the industries in which we operate and current beliefs and assumptions of management and are subject to uncertainty and changes in circumstances. Readers of this prospectus should understand that these statements are not guarantees of performance or results. Many important factors could affect actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this prospectus. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. These risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation:

•	the failure to obtain approval of stockholders of Cantel for the proposed transaction;

•

the possibility that the closing conditions to the proposed transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval and any conditions imposed on the combined entity in connection with consummation of the proposed transaction;

•	delay in closing the proposed transaction or the possibility of non-consummation of the proposed transaction;

•

the risk that the cost savings and any other synergies from the proposed transaction may not be fully realized or may take longer to realize than expected, including that the proposed transaction may not be accretive within the expected timeframe or to the extent anticipated;

•	the occurrence of any event that could give rise to termination of the Agreement and Plan of Merger dated January 12, 2021, as amended, for the proposed transaction;

•

the risk that shareholder/stockholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transactions or result in significant costs of defense, indemnification and liability;

•	risks related to the disruption of the proposed transaction to us;

•	risks relating to the value of ordinary shares to be issued in the proposed transaction;

•	the effect of announcement of the proposed transaction on our ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties;

•	the impact of the COVID-19 pandemic on our or Cantel’s operations, performance, results, prospects, or value;

•	our ability to achieve the expected benefits regarding the accounting and tax treatments of the Redomiciliation;

•	our ability to achieve the expected benefits regarding the accounting and tax treatments of the proposed transaction;

•

operating costs, Customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, Customers, clients or suppliers) being greater than expected following the Redomiciliation;

•

our ability to meet expectations regarding the accounting and tax treatment of the Tax Cuts and Jobs Act (the “TCJA”) or the possibility that anticipated benefits resulting from the TCJA will be less than estimated;

•

changes in tax laws or interpretations that could increase our consolidated tax liabilities, including changes in tax laws that would result in us being treated as a domestic corporation for United States federal tax purposes;

•	the potential for increased pressure on pricing or costs that leads to erosion of profit margins;

•

the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated;

•

the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation any of the same relating to FDA, EPA or other regulatory authorities, government investigations, the outcome of any pending or threatened FDA, EPA or other regulatory warning or untitled letter, notices, actions, requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product or service introductions, affect the production, supply and/or marketing of existing products or services or otherwise affect our or Cantel’s performance, results, prospects or value;

•

the potential of international unrest, economic downturn or effects of currencies, tax assessments, tariffs and/or other trade barriers, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs;

•	the possibility of reduced demand, or reductions in the rate of growth in demand, for our or Cantel’s products and services;

•	the possibility of delays in receipt of orders, order cancellations, or delays in the manufacture or shipment of ordered products or in the provision of services;

•

the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with our and Cantel’s businesses, industry or initiatives including, without limitation, those matters described in STERIS plc’s Annual Report on Form 10-K for the year ended March 31, 2020 and other securities filings, may adversely impact our and/or Cantel’s performance, results, prospects or value;

•	the impact on us and our operations, or tax liabilities, of Brexit or the exit of other member countries from the EU, and our ability to respond to such impacts;

•

the impact on us and our operations of any legislation, regulations or orders, including but not limited to any new trade or tax legislation, regulations or orders, that may be implemented by the U.S. administration or Congress, or of any responses thereto;

•

the possibility that anticipated financial results or benefits of recent acquisitions, including the acquisition of Key Surgical, or of our restructuring efforts, or of recent divestitures, or of restructuring plans will not be realized or will be other than anticipated;

•	the effects of contractions in credit availability, as well as the ability of our and Cantel’s Customers and suppliers to adequately access the credit markets when needed;

•	our ability to complete the proposed transaction, including the fulfillment of closing conditions and obtaining financing, on terms satisfactory to us or at all; and

•	other risks described in STERIS plc’s most recent Annual Report on Form 10-K and other reports filed with the SEC.

Readers are cautioned not to place undue reliance on any forward-looking statements included in this prospectus, which speak only as of the date of this prospectus. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by applicable law. This cautionary statement is applicable to all forward-looking statements contained in this prospectus.

CORPORATE INFORMATION

STERIS plc is a public limited company incorporated under the laws of Ireland on December 22, 2016. It became the parent company of the STERIS group of companies on March 28, 2019, in connection with the Redomiciliation. STERIS plc’s registered office is located in Dublin, Ireland and STERIS’s U.S. administrative offices are located in Mentor, Ohio.

STERIS Irish FinCo is a public unlimited company incorporated under the laws of Ireland on October 21, 2015. STERIS Corporation is an Ohio corporation incorporated under the laws of the State of Ohio on August 9, 1985. STERIS Limited is a private limited company that was incorporated under the laws of England and Wales on October 9, 2014. Each of STERIS Irish FinCo, STERIS Corporation and STERIS Limited is an indirect wholly owned subsidiary of STERIS plc. See “About this Prospectus,” “Where You Can Find More Information” and “Information We Incorporate by Reference.”

STERIS is a leading provider of infection prevention and other procedural products and services. STERIS offers its Customers a unique mix of innovative capital equipment products, such as sterilizers and washers, surgical tables, lights and equipment management systems and connectivity solutions such as operating room integration; consumable products including detergents and gastrointestinal endoscopy accessories and other products and services, including equipment installation and maintenance, microbial reduction of medical devices, instrument and scope repair solutions, laboratory services and outsourced instrument reprocessing. STERIS is segmented by Customer, with three reporting segments: Healthcare, Applied Sterilization Technologies (“AST”) and Life Sciences. Through these three segments STERIS serves hospitals and surgery centers, medical device manufacturers and pharmaceutical manufacturers.

STERIS plc’s ordinary shares are listed on the NYSE, trading under the symbol “STE.”

STERIS plc’s registered office is located at 70 Sir John Rogerson’s Quay, Dublin 2 Ireland D02 R296, main telephone number is +353 1 232 2000, and website address is www.steris.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference in this prospectus.

On January 12, 2021, STERIS plc and certain of its affiliates entered into the Merger Agreement with Cantel that contemplates a series of mergers whereby Cantel and its subsidiaries will become indirect wholly owned subsidiaries of STERIS plc. The consummation of the proposed transaction is subject to customary closing conditions, including (a) the approval of Merger Agreement by holders of a majority of Cantel Common Stock (as defined herein) and (b) the receipt of certain governmental and regulatory approvals, including receipt of requisite clearances under antitrust and foreign direct investment laws.

RISK FACTORS

Investing in any of our securities involves risk. Prior to making a decision about investing in any of our securities, you should carefully consider the risk described below in addition to the specific factors discussed under the heading “Risk Factors” in STERIS plc’s most recent Annual Report on Form 10-K filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K, which have been or will be incorporated by reference into this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition, and could result in a complete loss of your investment.

Risk Relating to Pro Forma Financial Data

The pro forma financial data included in this prospectus is not necessarily indicative of the actual financial position or results of operations of STERIS plc following the completion of the proposed transaction. Future results of STERIS plc or Cantel may differ, possibly materially, from those suggested by the pro forma financial data included in this prospectus.

The pro forma financial data contained in this prospectus includes a variety of adjustments, assumptions and preliminary estimates and do not represent the actual financial position or results of operations of STERIS plc and Cantel prior to the proposed transaction or that of STERIS plc after completion of the proposed transaction for several reasons. Specifically, we have not completed the detailed valuation analyses to arrive at the final estimates of the fair values of the assets to be acquired and liabilities to be assumed and the related allocation of purchase price and the pro forma financial data does not reflect the effects of transaction-related costs and integration costs. In addition, the proposed transaction and post-merger integration process may give rise to unexpected liabilities and costs, including costs associated with the defense and resolution of transaction-related litigation or other claims. Unexpected delays in completing the proposed transaction or in connection with the post-merger integration process may significantly increase the related costs and expenses incurred by STERIS plc. The actual financial positions and results of operations of STERIS plc and Cantel prior to the proposed transaction and that of STERIS plc after completion of the proposed transaction may be different, possibly materially, from those suggested by the pro forma financial data included in this prospectus. In addition, the assumptions used in preparing the pro forma financial data included in this prospectus may not prove to be accurate and may be affected by other factors. Any significant changes in the market price of STERIS plc’s ordinary shares may cause a significant change in the purchase price used for STERIS plc’s accounting purposes and pro forma financial data contained in this prospectus.

SUPPLEMENTAL ISSUER AND GUARANTOR FINANCIAL INFORMATION

STERIS Irish FinCo, STERIS Corporation and STERIS Limited, wholly-owned subsidiaries of STERIS plc, may jointly and severally provide full and unconditional guarantees of the obligations of STERIS plc under debt securities it may issue. Furthermore, STERIS plc, STERIS Limited and STERIS Corporation may jointly and severally provide full and unconditional guarantees of the obligations of STERIS Irish FinCo under debt securities it may issue. The debt securities and the related guarantees will be senior unsecured obligations of STERIS plc, STERIS Irish FinCo and each of the guarantors, respectively and as applicable, and will be equal in priority with all other senior, unsubordinated indebtedness of STERIS plc, STERIS Irish FinCo and the guarantors, respectively and as applicable, from time to time outstanding.

The obligations of a guarantor under its guarantee will be limited to the extent necessary to prevent the obligations of such guarantor from constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each guarantor that makes a payment under its guarantee will be entitled upon payment in full of all guaranteed obligations under the applicable indenture to a contribution from each other guarantor in an amount equal to such other guarantor’s pro rata portion of such payment based on the respective net assets of all the guarantors at the time of such payment determined in accordance with U.S. generally accepted accounting principles. The ability of STERIS plc’s subsidiaries to pay dividends, interest and other fees to STERIS plc and/or STERIS Irish FinCo, and ability of STERIS plc and/or STERIS Irish FinCo and the applicable guarantors to service the debt securities may be restricted by, among other things, corporate and other laws and regulations as well as agreements to which our subsidiaries are or may become a party.

The following tables present (a) summarized results of operations for the nine months ended December 31, 2020 and twelve months ended March 31, 2020 and (b) summarized balance sheet information at December 31, 2020 and March 31, 2020, respectively, for STERIS plc, STERIS Irish FinCo, STERIS Corporation and STERIS Limited. The summarized financial information is presented after elimination of (i) intercompany transactions and balances among STERIS plc, STERIS Irish FinCo, STERIS Corporation and STERIS Limited and (ii) equity in earnings from and investments in any subsidiary of STERIS plc, other than STERIS Irish FinCo, STERIS Corporation and STERIS Limited, which transactions have been presented separately.

Summarized results of operations (dollars in thousands)	Nine months ended December 31, 2020	Twelve months ended March 31, 2020

Revenues	$1,113,469	$1,510,013
Gross profit	676,301	918,781
Operating costs arising from transactions with non-issuers and non-guarantors – net(1)	267,201	355,892
Income from operations	305,261	496,174
Non-operating income arising from transactions with subsidiaries that are non-issuers and non-guarantors—net(1)	184,661	1,319,420
Net income	266,718	437,685

Summarized balance sheet information (dollars in thousands)	December 31, 2020	March 31, 2020
Receivables due from non-issuers and non-guarantor subsidiaries(1)	$13,432,149	$12,561,220
Other current assets	305,977	436,088

Total current assets	$13,738,126	$12,997,308

Summarized balance sheet information (dollars in thousands)	December 31, 2020	March 31, 2020
Non-current receivables due from non-issuers and non-guarantor subsidiaries(1)	$1,156,809	$1,175,184
Goodwill	94,979	86,554
Other non-current assets	202,309	196,943

Total non-current assets	$1,454,097	$1,458,681

Payables due to non-issuers and non-guarantor subsidiaries(1)	$14,728,632	$13,597,082
Other current liabilities	171,914	192,637

Total current liabilities	$14,900,546	$13,789,719

Non-current payables due to non-issuers and non-guarantor subsidiaries(1)	$135,474	$148,473
Other non-current liabilities	1,766,195	1,203,001

Total non-current liabilities	$1,901,669	$1,351,474

(1)

Includes amounts due from, amounts due to, and transactions with subsidiaries of STERIS plc (other than transactions between STERIS plc, STERIS Irish FinCo, STERIS Corporation and STERIS Limited). Intercompany balances and transactions between STERIS plc, STERIS Irish FinCo, STERIS Corporation and STERIS Limited have been eliminated. Intercompany transactions arise from internal financing and trade activities.

USE OF PROCEEDS

Unless we inform you otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of our securities to which this prospectus relates for general corporate purposes. These purposes may include, but are not limited to:

•	reduction, repayment or refinancing of outstanding indebtedness or other obligations;

•	repurchase or redemption of securities;

•	additions to working capital;

•	capital expenditures;

•	acquisitions; and

•	strategic investments.

Pending any specific application, we may initially invest funds in short-term, interest-bearing obligations or apply them to the reduction of short-term indebtedness.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth certain general terms and provisions of the debt securities that STERIS plc and STERIS Irish FinCo may issue. The particular terms of the debt securities offered will be set forth in a prospectus supplement and the extent, if any, to which the following general terms and provisions will apply to particular debt securities.

STERIS plc may issue debt securities under an indenture (the “STERIS plc indenture”) among STERIS plc, as issuer, the applicable guarantors, if any, and U.S. Bank National Association (“U.S. Bank”) as trustee. The debt securities issued under the STERIS plc indenture will be direct, senior unsecured obligations of STERIS plc and will rank equally with all of STERIS plc’s other senior unsecured indebtedness.

STERIS Irish FinCo may issue debt securities under an indenture (the “STERIS Irish FinCo indenture”) among STERIS Irish FinCo, as issuer, the applicable guarantors, if any, and U.S. Bank, as trustee. The debt securities issued under the STERIS Irish FinCo indenture will be direct, senior unsecured obligations of STERIS Irish FinCo and will rank equally with all of STERIS Irish FinCo’s other senior unsecured indebtedness. Each of the STERIS plc indenture and the STERIS Irish FinCo indenture are referred to in this section as an indenture.

Each indenture, and any supplemental indentures thereto, will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following description of general terms and provisions relating to the debt securities and each indenture under which the debt securities will be issued is a summary only and therefore is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the applicable indenture. A copy of the applicable indenture, and any applicable supplement thereto, will be filed with the SEC upon the issuance of debt securities, and you should read the applicable indenture, and any applicable supplements thereto, for provisions that may be important to you. For more information on how you can obtain a copy of the form of an applicable indenture, if and when it is filed, see “Where You Can Find More Information.”

When we refer to “we,” “us,” or “our” in this section, we mean STERIS plc or STERIS Irish FinCo, excluding, unless the context otherwise requires or as otherwise expressly stated, other subsidiaries of STERIS plc.

General

The terms of each series of debt securities will be established by or pursuant to one or more resolutions of the board of directors of STERIS plc or STERIS Irish FinCo or committees established by such board of directors, and set forth or determined in the manner provided in such resolutions, supplemental indenture or officers’ certificate. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

Each of STERIS plc and STERIS Irish FinCo can issue an unlimited amount of debt securities under the applicable indenture that may be in one or more series. Debt securities may differ between series in respect to any matter, but all series of debt securities issued under an indenture will be equally and ratably entitled to the benefits of the indenture. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the name of the issuer of the debt securities and the names of any guarantors providing guarantees;

•	the title of the series of debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which the series of debt securities will be issued;

•	any limit upon the aggregate principal amount of the series of debt securities;

•	the date or dates on which the principal and premium, if any, of the series of debt securities is payable;

•

the rate or rates (which may be fixed or variable) per annum at which the series of debt securities will bear interest or the manner of calculation of such rate or rates, if any (including any procedures to vary or reset such rate or rates), and the basis upon which interest will be calculated if other than that of a 360 day year of twelve 30-day months;

•

the date or dates from which such interest will accrue, the date or dates on which such interest will commence and be payable and the regular record date for the determination of holders of the series of debt securities to whom interest is payable on any such interest payment dates;

•	any trustees, authenticating agents or paying agents with respect to the series of debt securities;

•	the right, if any, to extend the interest payment periods or defer the payment of interest and the duration of such extension or deferral;

•

if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the series of debt securities may be redeemed, in whole or in part, at STERIS plc’s or STERIS Irish FinCo’s option;

•

any obligation STERIS plc or STERIS Irish FinCo may have to redeem, purchase or repay the series of debt securities pursuant to any sinking fund or analogous provisions (including payments made in cash in anticipation of future sinking fund obligations) or at the option of a holder of the series of debt securities and the period or periods within which, the price or prices at which, and the terms and conditions upon which, debt securities of the series will be redeemed, repurchased or repaid, in whole or in part, pursuant to such obligation;

•

the form of the series of debt securities and whether the series of debt securities will be issuable as global debt securities and any appropriate legends if the debt securities are discount securities;

•

the denominations in which the series of debt securities will be issued, provided however, that any series of debt securities of STERIS Irish FinCo shall only be offered or allotted in minimum denominations, or for a minimum total consideration per investor, of at least €100,000 (or, if offered in another currency, the equivalent thereof) or as otherwise permitted by section 68(3) of the Companies Act 2014 of Ireland, as amended;

•	the currency or currencies in which payment of, premium, if any, and interest on, the series of debt securities will be payable;

•

if the principal amount payable at the maturity date of the series of debt securities will not be determinable as of any one or more dates prior to such maturity date, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the maturity date or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined);

•	the terms of any repurchase or remarketing rights;

•

if the debt securities of the series will be issued in whole or in part in the form of a global security or securities, the type of global security to be issued; the terms and conditions if different from those contained in the indenture, upon which such global security or securities may be exchanged in whole or in part for other individual securities in definitive registered form; the depositary for such global security or securities; and the form of any legend or legends to be borne by any such global security or securities in addition to or in lieu of the legends referred to in the indenture;

•

whether the securities of the series will be convertible into or exchangeable for other securities, common shares or other securities of any kind of STERIS Irish FinCo or another obligor, and, if so, the terms and conditions upon which such securities will be so convertible or exchangeable including the initial conversion or exchange price or rate or the method of calculation, how and when the conversion price or exchange ratio may be adjusted, whether conversion or exchange is mandatory, at the option of the holder or STERIS Irish FinCo’s option, the conversion or exchange period, and any other provision in addition to or in lieu of those described therein;

•	the portion of principal amount of the series of debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount thereof;

•

any additional restrictive covenants or events of default that apply to the series of debt securities and the rights of the trustee or the requisite holders of the series of debt securities to declare the principal amount thereof due and payable;

•	any provisions granting special rights to holders when a specified event occurs;

•

the manner in which the amounts of payment of principal, of any premium or interest, if any, on the series of debt securities will be determined, if such amounts may be determined by reference to an index pursuant to a formula, the manner in which such amounts will be determined;

•	any special tax implications of the debt securities of a series, including provisions for original issue discount securities, if offered;

•	whether and upon what terms debt securities of a series may be defeased if different from the provisions set forth in the indenture;

•	with regard to the debt securities of any series that do not bear interest, the dates for certain required reports to the Trustee;

•

whether the series of debt securities will be issued as unrestricted securities or restricted securities, and, if issued as restricted securities, the rule or regulation promulgated under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on which they will be sold;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the series of debt securities, if other than appointed in the indenture;

•

any provisions relating to conversion of the series of debt securities (including price, period, whether such conversion is mandatory or is at the option of the holders or at STERIS plc’s or STERIS Irish FinCo’s option, events requiring an adjustment of conversion price, and provisions affecting conversion of the series of debt securities redeemed); and

•	any other material terms of the series of debt securities.

In addition, neither indenture will limit STERIS plc’s or STERIS Irish FinCo’s ability to issue subordinated debt securities.

Each of STERIS plc and STERIS Irish FinCo may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If the purchase price of any of the debt securities is denominated in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary (the “Depositary”), or a nominee (we will refer to any debt security represented by a global debt security as a book-entry debt security), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a certificated debt security) as set forth in the applicable prospectus supplement. Except as set forth under the heading “—Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the applicable indenture. No service charge will be made for any transfer or exchange of certificated debt securities (except as expressly permitted under the indenture), but payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange will be required.

You may effect the transfer of certificated debt securities and the right to receive the principal of and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by STERIS plc or STERIS Irish FinCo, as applicable, of the certificate to the new holder or the issuance by STERIS plc or STERIS Irish FinCo, as applicable, of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be issued to the Depositary or a nominee of the Depositary and registered in the name of the Depositary or a nominee of the Depositary.

The Depositary has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under section 17A of the Exchange Act.

As a result, each investor who owns a beneficial interest in a global debt security must rely on the procedures of the Depositary to exercise any rights of a holder of debt securities under the applicable indenture (and, if the investor is not a participant or an indirect participant in the Depositary, on the procedures of the Depositary participant through which the investor owns its interest).

The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the applicable indenture will provide that each of STERIS plc and STERIS Irish FinCo, as applicable, the trustee and their respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to such global debt security for purposes of obtaining any consents, declarations, waivers or directions required to be given by holders of the debt securities pursuant to the applicable indenture.

Each of STERIS plc or STERIS Irish FinCo, as applicable, will make payments of principal of, and premium and interest, if any, on book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. Each of STERIS plc and STERIS Irish FinCo, as applicable, the trustee and any other agent of theirs or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the Depositary, upon receipt of any payment of principal of, premium or interest, if any, on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

Cross-market transfers between the Depositary participants, on the one hand, and Euroclear Bank SA/NV (“Euroclear”) or Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) participants, on the other hand, will be effected within the Depositary through the Depositary participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global debt security held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its depositary at the Depositary to take action to effect final settlement by delivering or receiving interests in the relevant global debt securities in the Depositary, and making or receiving payment under normal procedures for same-day funds settlement applicable to the Depositary. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries at the Depositary that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global debt security from a Depositary participant will be credited on the business day for Euroclear or Clearstream immediately following the Depositary settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global debt security to a Depositary participant will be received with value on the Depositary settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the Depositary settlement date.

The Depositary, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in global debt securities among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by the Depositary, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Each of STERIS plc and STERIS Irish FinCo, as applicable, will issue certificated debt securities in exchange for each applicable global debt security only if (i) the Depositary notifies them that it is unwilling or unable to continue as Depositary for such global debt security or if at any time such Depositary ceases to be a clearing agency registered under the Exchange Act, and, in either case, STERIS plc or STERIS Irish FinCo, as applicable, fails to appoint a successor Depositary registered as a clearing agency under the Exchange Act within 90 days of such event or (ii) STERIS plc or STERIS Irish FinCo, as applicable, executes and delivers to the trustee an officers’ certificate to the effect that such global debt security shall be so exchangeable. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the Depositary and the Depositary’s book-entry system from sources we believe to be reliable, but neither we, the trustee nor any underwriters, dealers or agents take responsibility for the accuracy of this information.

Regarding the Trustee

Each of STERIS plc and STERIS Irish FinCo may have commercial deposits and custodial arrangements with U.S. Bank and may have borrowed money from U.S. Bank in the normal course of business. Each of STERIS plc and STERIS Irish FinCo may enter into similar or other banking relationships with U.S. Bank in the future in the normal course of business. U.S. Bank may also act as trustee with respect to other debt securities STERIS plc or STERIS Irish FinCo, or both of them, have issued.

U.S. Bank will be serving as the trustee under each indenture. Consequently, if an actual or potential event of default occurs with respect to the debt securities, U.S. Bank may be considered to have a conflicting interest for purposes of the Trust Indenture Act. In that case, U.S. Bank may be required to resign under one or more indentures, and each of STERIS plc and STERIS Irish FinCo, as applicable, and, if applicable, any guarantors, would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving default notice or for the default having to exist for a specific period of time were disregarded.

DESCRIPTION OF GUARANTEES OF OUR DEBT SECURITIES

Each prospectus supplement will describe any guarantees of debt securities for the benefit of the series of debt securities to which it relates. If so provided in a prospectus supplement, the debt securities will be guaranteed, jointly and severally, by each of the guarantors named in such prospectus supplement on a senior unsecured basis. The obligations of a guarantor under its guarantee will be limited to the extent necessary to prevent the obligations of such guarantor from constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

DESCRIPTION OF SHARE CAPITAL

The following is a summary of the terms and provisions of STERIS plc’s share capital. The rights of STERIS plc shareholders are governed by the laws of Ireland and STERIS plc’s Amended Memorandum and Articles of Association, as amended (the “STERIS Constitution”). This summary is qualified by reference to STERIS plc’s governing corporate instruments to which we have referred you and applicable provisions of Irish law. To obtain a copy of the STERIS Constitution, see “Where You Can Find More Information.” When we refer to “we,” “us,” or “our” in this section, we mean STERIS plc, excluding, unless the context otherwise requires or as otherwise expressly stated, its subsidiaries.

Capital Structure

The rights of and restrictions applicable to the ordinary shares are prescribed in the STERIS Constitution, subject to the Companies Act 2014 of Ireland (as amended or superseded from time to time) (the “Irish Companies Act”).

Authorized Share Capital

STERIS plc has an authorized share capital of (1) $550,000 divided into (a) 500,000,000 ordinary shares of $0.001 each and (b) 50,000,000 preferred shares of $0.001 each, plus (2) €25,000 divided into 25,000 deferred ordinary shares of €1.00 each.

The authorized share capital of €25,000 divided into 25,000 deferred ordinary shares of €1.00 each listed above has been allotted in order to satisfy minimum statutory capital requirements for all Irish public limited companies. Any holder of these deferred ordinary shares is not entitled to receive any dividend or distribution, to attend, speak or vote at any general meeting, and has no effective rights to participate in the assets of STERIS plc.

Under the STERIS Constitution, STERIS plc may issue shares up to its maximum authorized share capital. The authorized share capital may be increased or reduced by a resolution approved by a simple majority of the votes cast at a general meeting of the shareholders, referred to under Irish law as an “ordinary resolution”.

Under Irish law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the constitution or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. The STERIS Constitution authorizes our board of directors, or our Board, to allot shares of STERIS plc with an aggregate par value amount up to the maximum of its authorized but unissued share capital without shareholder approval until March 27, 2024. The authority to issue preferred shares provides us with the flexibility to consider and respond to future business needs and opportunities as they arise from time to time, including in connection with capital raising, financing and acquisition transactions or opportunities.

Under the STERIS Constitution, our Board is authorized to issue preferred shares on a non-pre-emptive basis, with discretion as to the terms attaching to the preferred shares, including as to voting, dividend and conversion rights and priority relative to other classes of shares with respect to dividends and upon a liquidation. As described in the preceding paragraph, this authority extends until March 27, 2024, at which time it will expire unless renewed by our shareholders.

The STERIS Constitution permits our Board, without shareholder approval, to determine the terms of any preferred shares that we may issue.

Irish law does not recognize fractional shares held of record. Accordingly, the STERIS Constitution does not provide for the issuance of fractional ordinary shares, and our official Irish share register does not reflect any fractional shares.

Under the STERIS Constitution, subject to the Irish Companies Act, our Board (or an authorized committee of our Board) is authorized to approve the allotment, issue, grant and disposal of, or otherwise deal with, shares, options, equity awards, rights over shares, warrants, other securities and derivatives (including unissued shares) in or of STERIS plc to such persons, at such times and on such terms as it thinks fit (including specifying the conditions of allotment of shares for the purposes of the Irish Companies Act).

Preemptive Rights

Under Irish law, certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, STERIS plc has opted to dis-apply these preemption rights in the STERIS Constitution in respect of shares of STERIS plc with an aggregate par value amount up to the maximum of its authorized but unissued share capital.

Irish law requires this disapplication to be renewed at least every five years by 75% of the votes cast at a general meeting of shareholders, referred to under Irish law as a “special resolution”. If the disapplication is not renewed, shares issued for cash must be offered to existing shareholders of STERIS plc on a pro rata basis to their existing shareholdings before the shares may be issued to any new shareholders.

Statutory preemption rights do not apply: (i) where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition), (ii) to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or (iii) where shares are issued pursuant to an employee stock option or similar equity plan.

Dividends

Under Irish law, STERIS plc is able to declare dividends and make distributions only out of “distributable profits”. Distributable profits are the accumulated realized profits of STERIS plc that have not previously been utilized in a distribution or capitalization less accumulated realized losses that have not previously been written off in a reduction or reorganization of capital, and include reserves created by way of a reduction of capital. In addition, no distribution or dividend may be paid or made by STERIS plc unless the net assets of STERIS plc are equal to, or exceed, the aggregate of STERIS plc’s called up share capital plus its undistributable reserves and the distribution does not reduce STERIS plc’s net assets below such aggregate. Undistributable reserves include the undenominated capital, the capital redemption reserve fund and the amount by which STERIS plc’s accumulated unrealized profits that have not previously been utilized by any capitalization exceed STERIS plc’s accumulated unrealized losses that have not previously been written off in a reduction or reorganization of capital.

The determination as to whether STERIS plc has sufficient distributable profits to fund a dividend must be made by reference to its “relevant financial statements.” The “relevant financial statements” will be either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Irish Companies Act, which give a “true and fair view” of STERIS plc’s unconsolidated financial position and accord with accepted accounting practice.

The mechanism as to who declares a dividend and when a dividend shall become payable is governed by the STERIS Constitution. The STERIS Constitution authorizes our Board to declare interim dividends without shareholder approval if it considers that the financial position of STERIS plc justifies such payment. Our Board may also recommend a dividend to be approved and declared by the shareholders at a general meeting. No dividend issued may exceed the amount recommended by our Board. The STERIS Constitution provides that dividends may be paid in cash, property or paid-up shares.

Except as otherwise provided by the rights attached to the shares, all shares will carry a pro rata entitlement to the receipt of dividends. Unless provided for by the rights attached to an ordinary share, no dividend or other monies payable by STERIS plc in respect of an ordinary share shall bear interest.

If a dividend cannot be paid to a STERIS plc shareholder or otherwise remains unclaimed, our Board may pay it into a separate STERIS plc account and STERIS plc will not be a trustee in respect thereof. A dividend that remains unclaimed for a period of twelve years after the payment date will be forfeited and will revert to STERIS plc.

Share Repurchases, Redemptions and Conversions

Repurchases and Redemptions

The STERIS Constitution provides that STERIS plc may purchase its own shares and redeem outstanding redeemable shares. Under Irish law, shares can only be purchased or redeemed out of: (i) distributable reserves; or (ii) the proceeds of a new issue of shares made for the purpose of the purchase or redemption.

Under the Irish Companies Act, a company may purchase its own shares either (i) “on-market” on a recognized stock exchange, which includes the NYSE; or (ii) “off-market” (i.e., otherwise than on a recognized stock exchange).

For STERIS plc to make “on-market” purchases of its ordinary shares, shareholders must provide general authorization to the company to do so by way of an ordinary resolution. For so long as a general authority is in force, no additional shareholder authority for a particular “on-market” purchase is required. Such authority can be given for a maximum period of five years before it requires to be renewed, and must specify: (i) the maximum number of shares that may be purchased; and (ii) the maximum and minimum prices that may be paid for the shares by specifying particular sums or providing a formula.

For an “off-market” purchase, the proposed purchase contract must be authorized by special resolution of the shareholders before the contract is entered into.

Separately, STERIS plc can redeem (as opposed to purchase) its redeemable shares once permitted to do so by the STERIS Constitution (without the requirement for additional shareholder authority).

The STERIS Constitution provides that, unless our Board determines otherwise, any ordinary share that STERIS plc has agreed to acquire shall be automatically converted into a redeemable share. Accordingly, for purposes of the Irish Companies Act, unless our Board determines otherwise, the purchase of ordinary shares by STERIS plc will technically be effected as a redemption of those shares. If the STERIS Constitution did not contain such provision, purchases of ordinary shares by STERIS plc would require to be effected as “on-market” or “off-market” purchases, as described above.

Repurchased and redeemed shares may be cancelled or held as treasury shares, provided that the par value of treasury shares held by STERIS plc at any time must not exceed 10% of STERIS plc’s company capital (consisting of the aggregate of all amounts of par value plus premium paid for STERIS plc shares, plus certain other sums that may be credited as such).

Purchases by Subsidiaries

Under Irish law, a subsidiary of STERIS plc may purchase the shares of STERIS plc either “on-market” or “off-market,” provided such purchases are authorized by the shareholders of STERIS plc as outlined above. The redemption option is not available to a subsidiary of STERIS plc.

The number of ordinary shares held by STERIS plc’s subsidiaries at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the par value of the issued share capital. While a subsidiary holds any of our shares, it cannot exercise voting rights in respect of those shares. The acquisition of our ordinary shares by a subsidiary must be funded out of distributable profits of the subsidiary.

STERIS plc cannot exercise any rights in respect of any treasury shares. Treasury shares can either be held in treasury, re-issued “on-market” or “off-market” or cancelled. Depending on the circumstances of their acquisition, treasury shares may be held indefinitely or require to be cancelled after one or three years. The re-issue of treasury shares requires to be made pursuant to a valid and subsisting shareholder authority given by way of a special resolution.

Consolidation and Division; Subdivision

Under the Irish Companies Act, STERIS plc may, by ordinary resolution, consolidate and divide all or any of its share capital into shares of larger par value than its existing shares, or subdivide its shares into smaller amounts.

Reduction of Share Capital

STERIS plc may reduce its share capital by way of a court approved procedure that also requires approval by special resolution of STERIS plc’s shareholders at a general meeting.

Lien on Shares, Calls on Shares and Forfeiture of Shares

The STERIS Constitution provides that STERIS plc will have a first and paramount lien on every share that is not a fully paid up share for an amount equal to the unpaid portion of such share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. STERIS plc will not have a lien on any fully paid shares. These provisions are customary in the constitution of an Irish public company limited by shares.

General Meetings of Shareholders

STERIS plc must hold its annual general meeting within the nine month period beginning with the day following its accounting reference date (which is its accounting year end of March 31).

In addition to any SEC mandated resolutions, the business of STERIS plc’s annual general meeting is required to include: (i) the consideration of STERIS plc’s statutory financial statements, (ii) the review by the shareholders of STERIS plc’s affairs, (iii) the election and reelection of directors in accordance with the STERIS Constitution, (iv) the appointment or reappointment of the Irish statutory auditors, (v) the authorization of the directors to approve the remuneration of the statutory auditors and (vi) the declaration of dividends (other than interim dividends).

The STERIS Constitution provides that our Board may convene general meetings of the shareholders at any place they so designate. All general meetings, other than annual general meetings, are referred to as “extraordinary general meetings” at law. If a general meeting is held outside Ireland, STERIS plc has a duty, at its expense, to make all necessary arrangements to ensure that shareholders can by technological means participate in any such meeting without leaving Ireland.

The STERIS Constitution requires that notice of an annual general meeting of shareholders must be delivered to the shareholders at least 21 clear days and no more than 60 clear days before the meeting. Shareholders must be notified of all general meetings (other than annual general meetings) at least 14 clear days and no more than 60 clear days prior to the meeting (provided that, in the case of an extraordinary general meeting for the passing of a special resolution, at least 21 clear days’ notice is required in accordance with the Irish Companies Act). Notice periods for general meetings can be shortened if all shareholders entitled to attend and vote at the meeting agree to hold the meeting at short notice. “Clear days” means calendar days and excludes: (i) the date on which a notice is given or a request received and (ii) the date of the meeting itself.

Calling Special Meetings of Shareholders

The STERIS Constitution provides that general meetings of shareholders may be called on the order of our Board. Under Irish law, one or more shareholders representing at least 10% of the paid up share capital of STERIS plc carrying voting rights have the right to requisition the holding of an extraordinary general meeting.

Serious Loss of Capital

If the directors of STERIS plc become aware that the assets of STERIS plc are half or less of the amount of STERIS plc’s called up share capital, the directors must convene an extraordinary general meeting of STERIS plc not later than 28 days after the earliest day on which that fact is known to a director (and the general meeting must be convened for a date not later than 56 days from that day). The meeting must be convened for the purpose of considering whether any, and if so what, measures should be taken to address the situation.

Quorum for Meetings of Shareholders

Under the STERIS Constitution, holders of at least a simple majority of the shares issued and entitled to vote at a general meeting, shall constitute a quorum. The necessary quorum at a separate general meeting of the holders of any class of shares shall be holders of at least a simple majority of that class of shares issued and entitled to vote.

Voting Rights

Under the STERIS Constitution, each holder of the ordinary shares is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting. The holder of the deferred ordinary shares is not entitled to a vote. No voting rights shall be exercised in respect of any shares held as treasury shares. Any shares held by the subsidiaries will count as treasury shares for this purpose, and such subsidiaries cannot therefore exercise any voting rights in respect of those shares.

All resolutions at an annual general meeting or other general meeting will be decided on a poll. On a poll every shareholder who is present, in person or by proxy, at the general meeting, is entitled to one vote for every ordinary share held by such shareholder. On a separate general meeting of the holders of any class of shares, all votes will be taken on a poll and each holder of shares of the class will, on a poll, have one vote in respect of every share of that class held by such shareholder.

Under the Irish Companies Act and the STERIS Constitution, certain matters require “ordinary resolutions,” which must be approved by at least a majority of the votes cast, in person or by proxy, by shareholders at a general meeting, and certain other matters require “special resolutions,” which require the affirmative vote of at least 75% of the votes cast, in person or by proxy, by shareholders at a general meeting. An ordinary resolution is needed (among other matters) to: remove a director; provide, vary or renew the directors’ authority to allot shares and to appoint directors (where appointment is by shareholders). A special resolution is needed (among other matters) to: alter a company’s constitution, exclude statutory preemptive rights on allotment of securities for cash (up to five years); reduce a company’s share capital; re-register a public company as a private company (or vice versa); and approve a scheme of arrangement.

The chairman at a general meeting has a casting vote if equal votes are cast for and against a resolution on a poll.

Cumulative voting is not recognized under Irish law.

Shareholder Action by Written Consent

Under Irish law, a public limited company’s shareholders can pass a resolution by written consent.

Variation of Rights Attaching to a Class of Shares

Under the STERIS Constitution and the Irish Companies Act, any variation of class rights attaching to our issued shares must be approved by a special resolution of our shareholders of the affected class or with the consent in writing of the holders of 75% of all the votes of that class of shares.

Acquisitions

Shareholder Approval of Merger or Consolidation

Irish law recognizes the concept of a statutory merger in three situations: (i) a domestic merger where an Irish private limited company merges with another Irish company (not being a public limited company) under Part 9 of the Irish Companies Act; (ii) a domestic merger where an Irish public limited company merges with another Irish company under Part 17 of the Irish Companies Act and (iii) a cross border merger, where an Irish company merges with another company based in the European Economic Area under the European Communities (Cross Border Merger) Regulations 2008 of Ireland.

Under Irish law and subject to applicable U.S. securities laws and NYSE rules and regulations, where STERIS plc proposes to acquire another company, approval of STERIS plc’s shareholders is not required under Irish law, unless effected as a direct domestic merger or direct cross-border merger as referred to above or unless it involves the issuance of new shares or other securities carrying voting rights, which: (i) would otherwise trigger the mandatory bid requirements under the Irish Takeover Panel Act 1997, Takeover Rules 2013 (the “Irish Takeover Rules”) as described below or (ii) would constitute a “reverse takeover” under the Irish Takeover Rules. A “reverse takeover” means a transaction whereby STERIS plc acquires securities of another company or a business or assets of any kind and pursuant to which it is, or may be, obliged to increase by more than 100% its then existing issued share capital carrying voting rights.

Under Irish law, where another company proposes to acquire STERIS plc, the requirement for the approval of the shareholders of STERIS plc depends on the method of acquisition.

Statutory Scheme of Arrangement

Under Irish law, a statutory scheme of arrangement is a procedure whereby the target company makes a proposal (i.e., the scheme) to its shareholders to: (i) transfer their shares to the bidder or (ii) cancel their shares, in each case in exchange for the relevant consideration to be provided by the bidder, with the result that the bidder will become the 100% owner of the target. A scheme requires the approval of a majority in number of the registered shareholders of each class of the target’s shares affected, representing 75% of the shares of each class, present in person or by proxy at a meeting of shareholders, together with the sanction of the High Court of Ireland (the “High Court”).

Once approved by the requisite shareholder majority, sanctioned by the High Court and becoming effective, all shareholders are bound by the terms of the scheme. Dissenting shareholders have the right to appear at the High Court hearing and make representations in objection to the scheme.

Takeover Offer

Under a takeover offer, a bidder will make a general offer to the target shareholders to acquire their shares. The offer must be conditional on the bidder acquiring, or contracting to acquire (whether pursuant to the offer or otherwise), shares conferring more than 50% of the voting rights of the target, albeit the percentage will typically be set higher to enable the bidder to trigger statutory squeeze-out rights and require any non-accepting shareholders to sell and transfer their shares on the terms of the offer.

In the case of a takeover offer for STERIS plc, where a bidder has acquired or contracted to acquire not less than 80% of the shares to which the offer relates, the bidder may, under the Irish Companies Act, require any non-accepting shareholders to sell and transfer their shares on the terms of the offer. In such circumstances, a non-accepting shareholder has the right to apply to the High Court for an order permitting him, or her, to retain his, or her, shares or to vary the terms of the offer as they pertain to him or her (including a variation such as to require payment of a cash consideration).

Statutory Mergers

It is also possible for STERIS plc to be acquired by way of a domestic or cross-border statutory merger, as described above. Such mergers must be approved by a special resolution of shareholders and sanctioned by the High Court. If the consideration being paid to shareholders is not all in the form of cash, dissenting shareholders may be entitled to require that their shares be acquired for cash.

Asset Sales/Business Combinations

The STERIS Constitution provides that an ordinary resolution of the shareholders of STERIS plc is required for certain transactions relating to the sale of all or substantially all of the property or assets of STERIS plc other than to members of STERIS’s group of companies.

Disclosure of Interests in Shares

Under the Irish Companies Act, there is a notification requirement for persons who acquire or cease to be interested in 3% of the voting share capital of an Irish public limited company, or any class thereof. “Interested” is broadly defined and includes direct and indirect holdings, beneficial interests and, in some cases, derivative interests. Furthermore, a person’s interests are aggregated with the interests of certain related persons and entities (including controlled companies). A person must notify STERIS plc if, as a result of a transaction, that person will be interested in 3% or more of STERIS plc’s ordinary shares or if, as a result of a transaction, a person who was interested in more than 3% of STERIS plc’s ordinary shares ceases to be so interested. Where a person is interested in more than 3% of STERIS plc’s ordinary shares, any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to STERIS plc.

The relevant percentage figure is calculated by reference to the aggregate par value of STERIS plc’s ordinary shares in which the person is interested as a proportion of the entire par value of STERIS plc’s ordinary share capital. Where the percentage level of the person’s interest does not amount to a whole percentage, this figure may be rounded down to the previous whole number. All such disclosures should be notified to STERIS plc within five business days of the transaction or the alteration that gives rise to the notification requirement.

Where a person fails to comply with the notification requirements described above, no right or interest of any kind whatsoever in respect of any of STERIS plc’s ordinary shares held by such person shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person so affected may apply to the High Court for relief.

In addition to the above disclosure requirement, under the Irish Companies Act, STERIS plc may, by notice in writing, require a person whom it knows or has reasonable cause to believe to be (or at any time during the three years immediately preceding the date on which such notice is issued to have been) interested in shares comprised in STERIS plc’s share capital: (i) to indicate whether or not it is the case and (ii) where such person holds, or has during that time held, an interest in STERIS plc’s shares, to give such further information as STERIS plc may require, including particulars of such person’s own past or present interests in the shares. Any information given in response to the notice is required to be given in writing within such reasonable time as STERIS plc may specify in the notice.

Where such a notice is served by STERIS plc on a person who is or was interested in STERIS plc’s shares and that person fails to give STERIS plc any of the requested information within the reasonable time specified, STERIS plc may apply to the High Court for an order directing that the affected shares be made subject to certain restrictions. Under the Irish Companies Act, the restrictions that may be placed on the shares by the High Court are as follows:

•	any transfer of those shares, or, in the case of unissued shares, any transfer of the right to be issued with shares and any issue of shares, shall be void;

•	no voting rights shall be exercisable in respect of those shares;

•	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

•	no payment shall be made of any sums due from STERIS plc on those shares, whether in respect of capital or otherwise.

Where the shares are subject to these restrictions, the High Court may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions

Irish Takeover Rules

STERIS plc is subject to the Irish Takeover Rules, which regulate the conduct of takeovers of, and certain other relevant transactions affecting, Irish public limited companies listed on certain stock exchanges, including the NYSE. The Irish Takeover Rules are administered by the Irish Takeover Panel, which has supervisory jurisdiction over such transactions. Among other matters, the Irish Takeover Rules operate to ensure that no offer is frustrated or unfairly prejudiced and, in the case of multiple bidders, that there is a level playing field. For example, pursuant to the Irish Takeover Rules, our Board will not be permitted, without shareholder approval, to take certain actions that might frustrate an offer for STERIS plc once our Board has received an approach that may lead to an offer or has reason to believe an offer is, or may be, imminent.

A transaction in which a third party seeks to acquire 30% or more of our voting rights and any other acquisitions of our securities will be governed by the Irish Takeover Rules and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

General Principles

The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel: (i) in the event of an offer, all holders of securities of the target company must be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected; (ii) the holders of securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of directors of the target company must give its views on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business; (iii) a target company’s board of directors must act in the interests of that company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer; (iv) false markets must not be created in the securities of the target company, the bidder or any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted; (v) a bidder can only announce an offer after ensuring that he or she can fulfill in full the consideration offered, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration; (vi) a target company may not be hindered in the conduct of its affairs longer than is reasonable by an offer for its securities and (vii) a “substantial acquisition” of securities, whether such acquisition is to be effected by one transaction or a series of transactions, shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

Under certain circumstances, a person who acquires shares, or other voting securities, of a company may be required under the Irish Takeover Rules to make a mandatory cash offer for the remaining outstanding voting securities in that company at a price not less than the highest price paid for the securities by the acquiror, or any parties acting in concert with the acquiror, during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of securities would increase the aggregate holding of an acquiror, including the holdings of any parties acting in concert with the acquiror, to securities representing 30% or more of the voting rights in a company, unless the Irish Takeover Panel otherwise consents. An acquisition of securities by a person holding, together with its concert parties, securities representing between 30% and 50% of the voting rights in a company would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person, together with its concert parties, would increase by 0.05% within a 12-month period. Any person, excluding any parties acting in concert with the holder, holding securities representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

If a person makes a voluntary offer to acquire our outstanding ordinary shares, the offer price must not be less than the highest price paid for our ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired our ordinary shares: (i) during the 12-month period prior to the commencement of the offer period that represent more than 10% of our total ordinary shares or (ii) at any time after the commencement of the offer period, the offer must be in cash or accompanied by a full cash alternative and the price per ordinary share must not be less than the highest price paid by the bidder or its concert parties during, in the case of (i), the 12-month period prior to the commencement of the offer period or, in the case of (ii), the offer period. The Irish Takeover Panel may apply this Rule to a bidder who, together with its concert parties, has acquired less than 10% of our total ordinary shares in the 12-month period prior to the commencement of the offer period if the Irish Takeover Panel, taking into account the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares and other voting securities which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of the company. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of the company is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of the company and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Rights of Dissenting Shareholders

Irish law provides for dissenters’ rights in the following situations:

(i) Statutory Scheme of Arrangement

In the case of a takeover of STERIS by scheme of arrangement under the Irish Companies Act which has been approved by the requisite majority of shareholders, dissenting shareholders have the right to appear at the High Court hearing and make representations in objection to the scheme.

(ii) Takeover Offer

In the case of a takeover offer for STERIS plc, where a bidder has acquired or contracted to acquire not less than 80% of the shares to which the offer relates, the bidder may, under the Irish Companies Act, require any non-accepting shareholders to sell and transfer their shares on the terms of the offer. In such circumstances, a non-accepting shareholder has the right to apply to the High Court for an order permitting him, or her, to retain his, or her, shares or to vary the terms of the offer as they pertain to him or her (including a variation such as to require payment of a cash consideration).

(iii) Statutory Mergers

In the case of a domestic or cross-border statutory merger, as described above, which has been approved by the requisite majority of shareholders, if the consideration being paid to shareholders is not all in the form of cash, dissenting shareholders may be entitled to require that their shares be acquired for cash.

Anti-Takeover Measures

Frustrating Action

Under the Irish Takeover Rules, our Board is not permitted to take any action that might frustrate an offer for our shares once our Board has received an approach that may lead to an offer or has reason to believe that such an offer is or may be imminent, subject to certain exceptions. Potentially actions such as: (i) the issue of shares, options, restricted share units or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any earlier time during which our Board has reason to believe an offer is or may be imminent. Exceptions to this prohibition are available where: (i) the action is approved by our shareholders at a general meeting or (ii) the Irish Takeover Panel has given its consent, where: (a) it is satisfied the action would not constitute frustrating action; (b) our shareholders holding more than 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting; (c) the action is taken in accordance with a contract entered into prior to the announcement of the offer, or any earlier time at which our Board considered the offer to be imminent or (d) the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Insider Dealing

The Irish Takeover Rules also provide that no person, other than the bidder, who is privy to confidential price-sensitive information concerning an offer made in respect of the acquisition of a company (or a class of securities) or a contemplated offer shall deal in relevant securities of the target during the period from the time at which such person first has reason to suppose that such an offer, or an approach with a view to such an offer being made, is contemplated to the time of (i) the announcement of such offer or approach or (ii) the termination of discussions relating to such offer, whichever is earlier.

Duration; Dissolution; Rights upon Liquidation

The duration of STERIS plc is unlimited. STERIS plc may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding up, a special resolution of shareholders is required. STERIS plc may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure if it has failed to file certain returns. STERIS plc may also be dissolved by the Director of Corporate Enforcement in Ireland where our affairs have been investigated by an inspector and it appears from the report or any information obtained by the Director of Corporate Enforcement that STERIS plc should be wound up.

If the STERIS Constitution contains no specific provisions in respect of a dissolution or winding up, then, subject to the priorities of any creditors, the assets will be distributed to our shareholders in proportion to the paid-up par value of the shares held. The STERIS Constitution contains no specific provisions in respect of a winding up, but the rights of the shareholders may be subject to the rights of any preference shareholders to participate under the terms of any series or class of preferred shares.

Uncertificated Shares

Shares of STERIS plc may be held in either certificated or uncertificated form.

No Sinking Fund

The ordinary shares have no sinking fund provisions.

DESCRIPTION OF WARRANTS

General

We may issue warrants for the purchase of ordinary shares, preferred shares or debt securities. The following description sets for certain general terms and provisions of the warrants that we may offer pursuant to this prospectus. The particular terms of the warrants and the extent, if any, to which the general terms and provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. When we refer to “we,” “us,” or “our” in this section, we mean STERIS plc, excluding, unless the context otherwise requires or as otherwise expressly stated, its subsidiaries.

Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as a warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

A copy of the forms of the warrant agreement and the warrant certificate relating to any particular issue of warrants will be filed with the SEC each time we issue warrants, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the warrant agreement and the related warrant certificate, if and when they are filed, see “Where You Can Find More Information.”

Debt Warrants

The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Stock Warrants

The prospectus supplement relating to a particular issue of warrants to issue ordinary shares or preferred shares will describe the terms of the ordinary shares warrants or preferred shares warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the ordinary shares or preferred shares that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with them will be separately transferable;

•	the number of ordinary shares or preferred shares that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the number of ordinary shares, preferred shares or the principal amount of debt securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase ordinary shares, preferred shares or debt securities, the holder will not have any rights as a holder of ordinary shares, preferred shares or debt securities, as the case may be, by virtue of ownership of warrants.

DESCRIPTION OF UNITS

We may issue units comprising two or more securities described in this prospectus in any combination. The following description sets forth certain general terms and provisions of the units that we may offer pursuant to this prospectus. The particular terms of the units and the extent, if any, to which the general terms and provisions may apply to the units so offered will be described in the applicable prospectus supplement.

Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the unit will have the rights and obligations of a holder of each included security. Units will be issued pursuant to the terms of a unit agreement which may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date. Copies of the forms of the unit agreement and the unit certificate relating to any particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the unit agreement and the related unit certificate, if and when they are filed, see “Where You Can Find More Information.”

The prospectus supplement relating to any particular issuance of units will describe the terms of those units, including, to the extent applicable, the following:

•	the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma financial data (“pro forma financial data”) combines the historical consolidated financial positions and results of operations of STERIS plc and Cantel as an acquisition by STERIS plc of Cantel. The proposed transaction was announced on January 12, 2021 and provides that, after the completion of the proposed transaction, each share of common stock, par value $0.10 per share, of Cantel (“Cantel Common Stock”), issued and outstanding immediately prior to the effective time of the Pre-Closing Merger (as defined in the Merger Agreement) (other than certain shares held by Cantel) will be ultimately converted into the right to receive $16.93 in cash and 0.33787 ordinary shares (the “Merger Consideration”).

The pro forma financial data has been prepared to give effect to the following:

•

The acquisition of Cantel by STERIS plc in the proposed transaction under the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations, where the assets and liabilities of Cantel will be recorded by STERIS plc at their respective fair values as of the date the proposed transaction is completed;

•	The pro forma impact of the acquisition of Hu-Friedy Mfg. Co. LLC (“Hu-Friedy”) by Cantel on October 1, 2019 under the provisions of FASB ASC 805;

•

The distribution of cash and ordinary shares to holders of Cantel Common Stock (“Cantel Stockholders”) (holders of common stock of Canyon HoldCo, Inc. (“Canyon Newco Common Stock”) immediately after the Pre-Closing Merger) in exchange for Cantel Common Stock (Canyon Newco Common Stock immediately after the Pre-Closing Merger) (based upon a 0.33787 exchange ratio);

•	Certain reclassifications to conform the historical financial statement presentation of Cantel to STERIS plc and elimination of existing trade activity between STERIS plc and Cantel;

•	Certain other material related transactions, including financing; and

•	Transaction costs in connection with the proposed transaction.

The unaudited pro forma balance sheet data (“pro forma balance sheet data”) as of December 31, 2020 and the unaudited pro forma statements of income data (“pro forma statements of income data”) for the nine months ended December 31, 2020, and the fiscal year ended March 31, 2020 are based upon, derived from and should be read in conjunction with the historical consolidated financial statements and related notes of STERIS plc for the fiscal year ended March 31, 2020 (which are available in STERIS plc’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, as supplemented in Current Report on Form 8-K filed with the SEC on February 9, 2021, each incorporated by reference into this prospectus), the historical unaudited financial statements of STERIS plc for the nine-month period ended December 31, 2020 (which are available in STERIS plc’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2020 and incorporated by reference into this prospectus). The pro forma balance sheet data and pro forma statements of income data have been prepared utilizing period ends that differ by fewer than 93 days, as permitted by Regulation S-X. Because Cantel’s fiscal year end is July 31 and STERIS plc’s fiscal year end is March 31, the pro forma statements of income data for the nine-month period ended December 31, 2020 and the fiscal year ended March 31, 2020 utilize Cantel’s results of operations for the nine months ended October 31, 2020 and the twelve months ended January 31, 2020. The pro forma statement of income data also utilizes the consolidated statement of income of Hu-Friedy for the eight months ended September 30, 2019 due to Cantel’s acquisition of Hu-Friedy on October 1, 2019, for which activity prior to October 1, 2019 is not included in the historical results of Cantel. The consolidated statement of income of Cantel for the four quarterly periods ended January 31, 2020 were determined by adding Cantel’s unaudited consolidated statement of income for the six months ended January 31, 2020 to Cantel’s audited consolidated statement of income for the fiscal year ended July 31, 2019, and subtracting Cantel’s unaudited consolidated statement of income for the six months ended January 31, 2019. The consolidated statement of income of Hu-Friedy was determined by subtracting Hu-Friedy’s unaudited consolidated statement of income for the month ended January 31, 2019 from the unaudited consolidated statement of income for the nine months ended September 30, 2019. The unaudited pro forma statement of income data for the nine months ended December 31, 2020 combines the unaudited consolidated statement of income of STERIS plc for the nine months ended December 31, 2020 with the consolidated statements of income of Cantel for the three quarterly periods ended October 31, 2020. The consolidated statements of income of Cantel for the three quarterly periods ended October 31, 2020 were determined by adding Cantel’s unaudited consolidated statement of income for the three months ended October 31, 2020 to Cantel’s audited consolidated statement of income for the fiscal year ended July 31, 2020, and subtracting Cantel’s unaudited consolidated statement of income for the six months ended January 31, 2020. The pro forma balance sheet data utilizes Cantel’s unaudited balance sheet as of October 31, 2020. These values are based upon, derived from and should be read in conjunction with the historical audited financial statements of Cantel for the fiscal year ended July 31, 2020 (which are available in Cantel’s Annual Report on Form 10-K for the fiscal year ended July 31, 2020 and incorporated by reference into this prospectus), the historical unaudited financial statements of Cantel for the periods ended January 31, 2020, April 30, 2020 and October 31, 2020 (which are available in Cantel’s Quarterly Reports on Form 10-Q for the quarterly periods ended January 31, 2020, April 30, 2020 and October 31, 2020, respectively, each incorporated by reference into this prospectus).

The pro forma statements of income data for the nine months ended December 31, 2020 and the year ended March 31, 2020 give effect to the STERIS plc acquisition of Cantel as if it had occurred on April 1, 2019. The pro forma balance sheet data as of December 31, 2020 gives effect to the STERIS plc acquisition of Cantel as if it had occurred on December 31, 2020.

The pro forma financial data is provided for illustrative information purposes only and are not necessarily indicative of results that actually would have occurred or that may occur in the future had the proposed transaction been completed on the dates indicated, or the future operating results or financial position of STERIS plc following the proposed transaction. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 11. The pro forma financial data has been prepared by STERIS plc in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020.

The pro forma financial data also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors. STERIS plc expects to realize annualized pre-tax cost synergies of approximately $110 million by the fourth fiscal year following the close, with approximately 50% achieved in the first two years. Cost synergies are expected to be primarily driven by cost reductions in redundant public company and back-office overhead, commercial integration, product manufacturing, and service operations. The $110 million of pre-tax cost synergies has not been adjusted in the pro forma financial data. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the pro forma financial data is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the proposed transaction.

As of the date of this prospectus, STERIS plc has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of Cantel’s assets to be acquired or liabilities to be assumed, other than preliminary estimates for intangible assets, inventory and certain financial liabilities. Nor does STERIS plc have sufficient detail necessary to conclude that the carrying value of certain assets and liabilities approximates fair value. Accordingly, certain Cantel assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. A final determination of the fair value of Cantel’s assets and liabilities will be based on Cantel’s actual assets and liabilities as of the Closing (as defined in the Merger Agreement) and, therefore, cannot be made prior to the completion of the proposed transaction. In addition, the value of the purchase consideration to be paid by STERIS plc in the ordinary shares upon the completion of the proposed transaction will be determined based on the low price of ordinary shares on the date of the Closing and the number of issued and outstanding shares of Cantel Common

Stock (Canyon Newco Common Stock immediately after the Pre-Closing Merger) immediately prior to the Closing. Actual adjustments may differ from the amounts reflected in the pro forma financial data, and the differences may be material.

Based on its due diligence, STERIS plc did not identify any material adjustments necessary to conform Cantel’s accounting policies to that of STERIS plc. However, upon completion of the proposed transaction, or as more information becomes available, STERIS plc will perform a more detailed review of Cantel’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial information.

As a result of the foregoing, the transaction accounting adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The transaction accounting adjustments have been made solely for the purpose of providing the pro forma financial data. STERIS plc estimated the fair value of certain Cantel assets and liabilities based on a preliminary valuation analysis, due diligence information, information presented in Cantel’s SEC filings and other publicly available information. Until the proposed transaction is completed, both companies are limited in their ability to share certain information.

Upon completion of the proposed transaction, a final determination of the fair value of Cantel’s assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the pro forma financial data may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact STERIS plc’s statement of income after effectuating the proposed transaction. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the pro forma financial data.

Unaudited Pro Forma Condensed Combined Balance Sheet

as of December 31, 2020

(in thousands)

	Historical STERIS plc (as reported)	Historical Cantel (as reported October 31, 2020)	Transaction adjustments Note 3	Note	Other Transaction adjustments Note 5	Note	STERIS plc combined pro forma
Assets
Current assets
Cash	$252,502	$258,021	(745,943)	J	888,071	A	$652,651
Accounts receivable, net	556,117	158,763	—		—		714,880
Inventory	294,132	163,880	62,000	C	—		520,012
Income taxes receivable	—	27,036	—		—		27,036
Prepaid expenses and other current assets	73,324	19,429	—		—		92,753

Total current assets	1,176,075	627,129	(683,943)		888,071		2,007,332
Property, plant and equipment, net	1,226,895	223,510	—	D	—		1,450,405
Lease right of use assets, net	149,741	47,901	—	E	—		197,642
Goodwill	2,926,551	660,421	1,802,600	H	—		5,389,572
Intangible assets, net	1,043,904	471,337	1,718,663	B	—		3,233,904
Other assets	57,614	6,467	—		—		64,081
Deferred income taxes		3,738	—		(5,030)	A	(1,292)

Total assets	$6,580,780	$2,040,503	$2,837,320		$883,041		$12,341,644

Liabilities and shareholders’ equity
Current liabilities
Current portion of long- term debt	$—	$14,750	$—		$(14,750)	A	$—
Accounts payable	134,471	46,891	—		—		181,362
Accrued income taxes	13,068	6,759	(3,750)	I	(7,917)	A	8,160
Accrued payroll and related liabilities	152,331	47,788	—		—		200,119
Accrued expenses and other	184,633	45,525	—	G	—		230,158
Lease obligations due within one year	21,364	10,044	—	E	—		31,408
Other current liabilities	—	28,454	—	F	(5,465)	A	22,989

Total current liabilities	505,867	200,211	(3,750)		(28,132)		674,196

	Historical STERIS plc (as reported)	Historical Cantel (as reported October 31, 2020)	Transaction adjustments Note 3	Note	Other Transaction adjustments Note 5	Note	STERIS plc combined pro forma
Noncurrent liabilities
Long-term indebtedness	1,713,199	845,142	—	F	934,490	A	3,492,831
Convertible Debt		126,617	41,383	F	—		168,000
Long term lease obligations	130,217	40,296	—	E	—		170,513
Deferred income taxes	264,041	49,533	517,813	G	—		831,387
Other noncurrent liabilities	89,264	20,323	—	F	(14,654)	A	94,933

Total liabilities	2,702,588	1,282,122	555,446		891,704		5,431,860
Shareholders’ equity
Ordinary shares at par	$85	$4,693	$(4,679)	I	$—		$99
Capital in excess of par value	1,996,758	276,450	2,790,041	I	—		5,063,249
Treasury shares	—	(70,311)	70,311	I	—		—
Retained earnings	1,872,533	572,798	(599,048)	I	(8,663)	A	1,837,620
Accumulated other comprehensive income (loss)	(2,386)	(25,249)	25,249	I	—		(2,386)

Shareholders’ equity	3,866,990	758,381	2,281,874		(8,663)		6,898,582
Noncontrolling interests	11,202	—	—		—		11,202
Total equity	3,878,192	758,381	2,281,874		(8,663)		6,909,784

Total liabilities and equity	$6,580,780	$2,040,503	$2,837,320		$883,041		$12,341,644

See the accompanying notes to the unaudited pro forma condensed combined financial data.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Nine Months Ended December 31, 2020

(in thousands, except for per share data)

	Historical STERIS plc (as reported)	Historical Cantel (nine months ended October 31, 2020)	Reclassification and elimination adjustments Note 2	Transaction adjustments Note 4	Note	Other Transaction adjustments Note 5	Note	STERIS plc combined pro forma
Net revenues	$2,233,988	$767,333	$(9,215)	$—		$—		$2,992,106
Cost of revenues	1,272,522	422,107	(9,215)	1,103	A,C	—		1,686,517
Selling, general and administrative expense	510,250	244,246	110	101,372	B,C	—		855,978
Research and development expense	48,812	24,341	—	362	C	—		73,515
Restructuring expenses	110	—	(110)	—		—		—
Interest expense and other, net	22,280	41,679	—	—		(7,816)	A	56,143
Other expense, net	—	—	—	—		—		—

Income from continuing operations before income taxes	380,014	34,960	—	(102,837)		7,816		319,953
Income tax expense	71,294	292	—	(25,710)	E	1,954	C	47,830

Net income from continuing operations	308,720	$34,668	—	(77,127)		5,862		272,123
Less net income for noncontrolling interests	171	—	—	—		—		171

Net income from continuing operations attributable to ordinary shareholders	$308,549	$34,668	$—	$(77,127)		$5,862		$271,952

Net income from continuing operations per ordinary share
Basic	$3.62	$0.81						$2.73
Diluted	$3.59	$0.80						$2.71
Weighted—average number of ordinary shares outstanding
Basic	85,153	42,800						99,441
Diluted	85,851	43,335						100,336

See the accompanying notes to the unaudited pro forma condensed combined financial data.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended March 31, 2020

(in thousands except for per share data)

	Historical STERIS plc (as reported)	Historical Cantel (twelve months ended January 31, 2020)	Historical Hu-Friedy (eight months ended September 30, 2019)	Reclassification and elimination adjustments Note 2	Transaction adjustments Note 4	Note	Other Transaction adjustments Note 5	Note	STERIS plc combined pro forma
Net revenues	$3,030,895	$1,013,772	$146,189	$(11,951)	$—		$—		$4,178,905
Cost of revenues	1,710,972	558,129	55,908	(11,951)	63,598	A,C	—		2,376,656
Selling, general and administrative expense	716,731	372,055	65,122	468	265,233	B,C,D	34,591	B	1,454,190
Research and development expense	65,546	31,923	1,243		525	C	—		99,237
Restructuring expenses	673	—	—	(673)	—		—		—
Interest and other expense-net	38,292	21,241	4,434		—		20,840	A	84,807
Other expense-net	—	8	(213)	205	—		—		—

Income from continuing operations before income taxes	498,681	30,416	19,695	—	(329,346)		(55,431)		164,015
Income tax expense	90,876	9,912	985	—	(70,837)	E	(5,527)	C	25,409

Net income from continuing operations	407,805	20,504	18,710	—	(258,509)		(49,904)		138,606
Less net income (loss) for noncontrolling interests	200	—	—	—	—		—		200

Net income from continuing operations attributable to ordinary shareholders	$407,605	$20,504	$18,710	$—	$(258,509)		$(49,904)		$138,406

Net income from continuing operations per ordinary share
Basic	$4.81	$0.50							$1.40
Diluted	$4.76	$0.50							$1.38
Weighted-average number of ordinary shares outstanding
Basic	84,778	41,008							99,066
Diluted	85,641	41,008							100,092

See the accompanying notes to the unaudited pro forma condensed combined financial data.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

(All figures reported in thousands except for per share data, unless indicated otherwise)

Note 1. Basis of Presentation

The accompanying pro forma financial data and related explanatory notes were prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020. The pro forma financial data has been compiled from historical consolidated financial statements prepared in accordance with GAAP, and should be read in conjunction with STERIS plc’s Annual Report on Form 10-K for the year ended March 31, 2020, as supplemented in Current Report on Form 8-K filed with the SEC on February 9, 2021, and Quarterly Report on Form 10-Q for the nine-month period ended December 31, 2020 and Cantel’s Annual Report on Form 10-K for the year ended July 31, 2020 and the Quarterly Reports on Form 10-Q for each of the three-month periods ended January 31, 2020, April 30, 2020 and October 31, 2020, each of which are incorporated by reference into this prospectus.

The pro forma financial data has been prepared to illustrate the effects of the proposed transaction involving STERIS plc’s subsidiaries and Cantel under the acquisition method of accounting with STERIS plc treated as the acquirer. The pro forma financial data is presented for illustrative purposes only and does not necessarily indicate the financial results of STERIS plc after completion of the proposed transaction had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of STERIS plc after completion of the proposed transaction. Under the acquisition method of accounting, the assets and liabilities of Cantel, as of the effective time of the proposed transaction, will be recorded by STERIS plc at their respective fair values, and the excess of the purchase consideration over the fair value of Cantel’s net assets will be allocated to goodwill.

The proposed transaction ultimately provides for Cantel Stockholders to receive the Merger Consideration for each share of Cantel Common Stock they hold immediately prior to the Pre-Closing Merger. Based on the closing trading price of ordinary shares on the NYSE on January 11, 2021 of $200.46, the value of the Merger Consideration per share of Cantel Common Stock was $84.66.

The pro forma allocation of the purchase consideration reflected in the pro forma financial data is subject to adjustment and may vary from the actual purchase consideration allocation that will be recorded at the time the proposed transaction is completed. Adjustments may include, but are not limited to, changes in (i) Cantel’s balance sheet through the effective time of the proposed transaction; Mergers; (ii) the aggregate value of purchase consideration paid if the price of ordinary shares varies from the assumed $200.46 per share, which represents the closing share price of ordinary shares on January 11, 2021; (iii) total proposed transaction related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

Although no material differences were noted in the due diligence process, the accounting policies of both STERIS plc and Cantel will be reviewed in detail. Upon completion of such review, additional conforming adjustments or financial statement reclassification may be necessary.

Costs related to the proposed transaction, such as investment banker, advisory, legal, valuation and other professional fees are not included as a component of consideration transferred but are expensed as incurred. The impact of trade that existed between STERIS plc and Cantel during the pro forma periods has been adjusted in the column labeled reclassification and elimination adjustments in the pro forma statements of income data but was not material to the pro forma balance sheet data.

The pro forma financial data does not reflect potential cost savings, operating synergies or revenue enhancements that STERIS plc and Cantel may achieve as a result of the proposed transaction, the costs to combine the operations of STERIS plc and Cantel or the costs necessary to achieve such potential cost savings, operating synergies and revenue enhancements.

Note 2. Pro Forma Reclassification and Elimination Adjustments

Certain reclassifications and elimination adjustments have been recorded to adjust historical financial statements to conform to the pro forma financial data presentation.

Revenues reported by Cantel and cost of revenues reported by STERIS plc of $9,215 and $11,346 have been eliminated from the pro forma statements of income data based on the value of purchases made by STERIS plc from Cantel in the normal course of business during the nine months ended December 31, 2020 and the year ended March 31, 2020, respectively. Revenues reported by Hu-Friedy and cost of revenues reported by Cantel of $605 were eliminated from the pro forma statement of income data for the year ended March 31, 2020 based on the activity during the eight months ended September 30, 2019. The impact to the pro forma balance sheet data of trade payables and receivables was not material and has not been adjusted.

Note 3. Estimated Purchase Consideration, Allocation and Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The estimated purchase consideration, related estimated allocations and resulting excess over fair value of net assets acquired are as follows:

Total Cantel Common Stock and stock equivalents	42,288
Exchange ratio per share	0.33787

Ordinary shares to be issued to Cantel Stockholders	14,288
Per ordinary share closing trading price on January 11, 2021	$200.46

Total value of ordinary shares to be issued to Cantel Stockholders	$2,864,170
Total cash consideration paid at $16.93 per share of Cantel Common Stock and stock equivalent	715,943

Estimated purchase consideration for Cantel Common Stock and stock equivalents	3,580,113
Consideration for replacement of share based compensation awards	13,522
Consideration for equity component of Cantel Convertible Debt	188,813

Total estimated purchase consideration	$3,782,448
Fair value adjustments for other intangible assets	2,190,000
Fair value adjustments for inventory	62,000
Fair value adjustments for Convertible Debt assumed	(41,383)
Deferred tax impact of fair value adjustments	(517,813)
Adjusted book value of net assets acquired	(373,377)

Goodwill	$2,463,021

The purchase consideration allocation and adjustments shown in the table above is based on STERIS plc’s estimates of the fair value of certain Cantel assets and liabilities. Once the acquisition is completed, sufficient information is available and final valuations are performed, the purchase consideration allocation may differ materially from the estimates.

Portions of the purchase consideration will depend on the market price of ordinary shares when the proposed transaction is completed. STERIS plc believes that a 15% fluctuation in the market price of ordinary shares is reasonably possible based on volatility before and after the announcement date. The following table summarizes the impact of a 15% increase and 15% decrease in the price per ordinary share from the January 11, 2021 baseline and resulting impact on the determination of the Merger Consideration.

	15% increase	15% decrease
Total Cantel Common Stock and stock equivalents	42,288	42,288
Exchange ratio per share	0.33787	0.33787

Ordinary shares to be issued to Cantel Stockholders	14,288	14,288
Per ordinary share price	$230.53	$170.39

Total value of ordinary shares to be issued to Cantel Stockholders	$3,293,796	$2,434,545
Total cash consideration paid at $16.93 per share of Cantel Common Stock and stock equivalent	715,943	715,943

Estimated purchase consideration for Cantel Common Stock and stock equivalents	4,009,739	3,150,488
Consideration for replacement share based compensation awards	15,550	11,494
Consideration for equity component of Cantel Convertible Debt	238,157	139,733

Total estimated Merger Consideration	$4,263,446	$3,301,718

A.	Total estimated purchase consideration

The total estimated purchase consideration for Cantel Common Stock and stock equivalents of $3,580,113 is comprised of ordinary shares consideration valued at $2,864,170 and cash consideration of $715,943. Based on the closing trading price of ordinary shares of $200.46 on January 11, 2021, the total consideration ultimately received by Cantel Stockholders in the First Merger (as defined in the Merger Agreement) has a value of approximately $84.66 per share of Cantel Common Stock. Additional estimated purchase consideration of $13,522 and $188,813 related to replacement share based compensation awards and the fair value of the equity component of the Convertible Debt (as defined below), respectively, results in total estimated equity consideration of $3,782,448.

Upon completion of the proposed transaction, the holder of each share of Cantel Common Stock will be entitled to receive the Merger Consideration. Restricted stock units corresponding to Cantel Common Stock (“Cantel RSU Awards”) held by non-employee directors of Cantel outstanding under Cantel’s equity-based compensation plans immediately prior to the completion of the proposed transaction will become fully vested. These Cantel RSU Awards will be cancelled, and each share of Cantel Common Stock covered by such Cantel RSU Awards will be converted into the right to receive the same Merger Consideration as other Cantel Stockholders. Total Cantel Common Stock and stock equivalents prior to the acquisition also include additional shares that are expected to be issued prior to the Closing in connection with certain obligations of Cantel under prior transaction agreements.

Other Cantel RSU Awards outstanding under Cantel’s equity-based compensation plans immediately prior to the completion of the Mergers will be converted into STERIS plc restricted stock unit awards (“STERIS RSU Awards”) under STERIS plc’s equity-based compensation plan with vesting terms and conditions consistent with the terms of the previous Cantel RSU Awards except that performance-based vesting Cantel RSU Awards will be converted to service-based vesting STERIS RSU Awards based on 100% of the target number of shares of Cantel Common Stock covered by such Cantel RSU Award.

B.	Other intangible assets

The estimated fair values of identifiable intangible assets were prepared using an income valuation approach, which requires a forecast of expected future cash flows either through the use of the relief-from-royalty method or the multi-period excess earnings method. The identified intangible assets include Customer relationships, tradenames and developed technology. The estimated useful lives are based on the historical experience of STERIS plc, available similar industry data and assumptions made by STERIS plc management. These estimated fair values were prepared solely for the purposes of preparing this pro forma financial data and are subject to change upon completion of the proposed transaction and preparation of the final valuation. Changes in fair value of the acquired intangible assets may be material.

Net adjustments of $1,718,663 were made to eliminate the historical Cantel other intangibles of $471,337 and record the estimated other intangibles assets of $2,190,000 related to the proposed transaction. The average estimated useful lives of the identifiable intangible assets is 13 years.

C.	Inventory

To estimate the fair value of inventory, STERIS plc considered the components of Cantel’s inventory, as well as estimates of selling prices and selling and distribution costs.

A fair value adjustment to inventory of $62,000 was made to adjust inventory to estimated fair value.

D.	Property, plant and equipment

No adjustments to the carrying value of property, plant and equipment were estimated as STERIS plc does not have sufficient information as to the specific types, nature, age, condition or location of Cantel’s fixed assets to estimate fair value or conclude whether carrying value approximates fair value.

E.	Right of use assets and lease liabilities

No adjustments to the carrying value of right of use assets or liabilities were estimated as STERIS plc does not have sufficient information as to the specific types, nature, age, condition or location of Cantel’s leased assets and obligations to estimate fair value or conclude whether carrying value approximates fair value.

F.	Convertible debt, debt, and interest rate swaps

Before the anticipated Closing, STERIS plc intends to adopt ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40).” Therefore, for the purpose of this pro forma financial data, STERIS plc assumed that it would have adopted ASU 2020-06 at the respective closing dates assumed.

Cantel’s convertible debt is comprised of $168,000 aggregate principal amount of convertible senior notes due 2025 (“Convertible Debt”). The indenture governing the Convertible Debt (the “Cantel Indenture”) contains certain provisions that are triggered because of events categorized as Recapitalizations, Reclassifications and Changes of Common Stock including a merger event such as the First Merger. Further, the Cantel Indenture provides for an increased conversion rate if notes are surrendered in connection with a Make-Whole Fundamental Change (as defined in the Cantel Indenture), which includes a merger event such as the First Merger. Therefore, to estimate the fair value of the Convertible Debt at the Closing for the purposes of the preparation of this pro forma financial data, STERIS plc has assumed that the holders of the Convertible Debt would elect to convert and surrender their Convertible Debt to obtain the increased conversion rate. STERIS plc has further assumed that it would elect to settle its obligation in cash and would do so within 90 days of the date of Closing. STERIS plc has estimated the fair value of the obligation based on the conversion rate, increased by the number of additional shares specified for a Make-Whole Fundamental Change, multiplied by the Merger Consideration of approximately $84.66 per share would be $356,813. This resulted in a fair value adjustment in the estimated purchase price allocation of $230,196. Of this total, $41,383 increased the value of the Convertible Debt liability to the aggregate principal value of the Convertible Debt of $168,000 and the balance of the adjustment of $188,813 increased additional paid in capital in recognition of the equity component of the Convertible Debt.

Except for the Convertible Debt, it is STERIS plc’s intention to settle Cantel’s other debt obligations at the time of Closing. Therefore, for the purposes of this pro forma financial data, it has been assumed that Cantel’s existing debt, other than the Convertible Debt, would have been settled at the respective closing dates assumed. As a result, no fair value adjustment has been reflected in the estimated purchase consideration allocation related to those obligations.

Cantel utilized interest rate swaps to hedge against fluctuations in the interest rate associated with variable rate borrowings. The recorded fair value of the interest rate swaps as disclosed in the Quarterly Report on Form 10-Q as of and for the three months ended October 31, 2020 was used as the estimate of the fair value for the purpose of these pro forma financial data and no further change in fair value was assumed.

G.	Deferred tax impact of fair value adjustments

The estimated deferred tax liability fair value adjustments are associated with the pro forma fair value adjustments to assets to be acquired and liabilities to be assumed including inventory, identifiable intangible assets and Convertible Debt. Jurisdictional details were not available for assets. However, based on information available and the structure of the proposed transaction, STERIS plc has assumed that the majority of the transaction accounting adjustments relate to acquired assets and assumed liabilities attributable to operations in the United States. Therefore, an estimated combined U.S. federal and state statutory rate of 25.0% was applied to all fair value adjustments for the purposes of this pro forma financial data. This estimate of deferred income tax liabilities is preliminary and is subject to change after close of the proposed transaction and based upon management’s final determination of the fair value of assets and liabilities acquired or assumed by jurisdiction.

Net adjustments to deferred income tax liabilities totaling $517,813 were made in connection with the transaction accounting adjustments.

H.	Goodwill

Net adjustments totaling $1,802,600 are comprised of eliminating Cantel’s historical goodwill of $660,421 and recording the excess of the estimated purchase consideration over the estimated fair value of net assets acquired of $2,463,021.

I.	Equity

Adjustments to ordinary shares at par to eliminate Cantel Common Stock (Canyon Newco Common Stock immediately after the Pre-Closing Merger) at par of $4,693 and record the issuance of ordinary shares at par to Cantel Stockholders (Canyon Newco Common Stock immediately after the Pre-Closing Merger) of $14. Adjustments to additional paid in capital to eliminate Cantel additional paid in capital of $276,450 and record the issuance of ordinary shares in excess of par value to Cantel Stockholders (holders of Canyon Newco Common Stock) immediately after the Pre-Closing Merger) of $2,864,156, record the portion of the fair value of replacement share based compensation awards attributable to service rendered prior to the closing dates of $13,522, and to record the equity component of the Convertible Debt fair value adjustment of $188,813. Adjustment to eliminate the value of Cantel Common Stock held as treasury shares of $70,311. Adjustment to eliminate Cantel retained earnings of $572,798 offset by $26,250 of estimated transaction costs, net of tax of $3,750, expected to be incurred and recognized prior to the Closing. Adjustment to eliminate Cantel accumulated other comprehensive income of $25,249.

J.	Cash

Adjustment to cash reflecting the estimated payment of purchase price consideration to Cantel Stockholders (Canyon Newco Common Stock immediately after the Pre-Closing Merger) of $715,943 and $30,000 of estimated transaction costs, net of tax, expected to be incurred, recognized and paid prior to the Closing.

Note 4. Pro Forma Transaction Accounting Adjustments to the Unaudited Condensed Combined Statements of Income

The pro forma financial data has been prepared using Cantel’s publicly available financial statements and disclosures, as well as certain assumptions made by STERIS plc. Estimates of the fair value of assets acquired and liabilities assumed are described in Note 3.

A.	Inventory

Inventory is expected to turnover during the first-year post acquisition. Therefore, cost of revenues in the pro forma statement of income data for the year ended March 31, 2020 has been adjusted by the full amount of the fair value adjustment of $62,000.

B.	Other intangible assets

Total adjustments related to amortization expense of intangible assets are as follows:

	Nine months ended December 31, 2020	Year ended March 31, 2020
Elimination of historical intangible asset amortization of Cantel and Hu-Friedy	$(26,876)	$(26,089)

Estimated amortization of fair value of acquired intangible assets	124,986	166,648

Net adjustments to selling, general and administrative expenses	$98,110	$140,559

The amortization expense related to intangible assets acquired is based on estimated fair value amortized over the estimated useful life.

C.	Share based compensation expense

Adjustments to cost of revenues, selling, general and administrative expenses and research and development expense to recognize the post close service cost associated with replacement share based compensation awards issued in connection with the proposed transaction. The classification of expense was estimated based on the allocation of expense disclosed in historical Cantel financial statements. No adjustment to eliminate Cantel’s historical share based compensation expense was made.

	Nine months ended December 31, 2020	Year ended March 31, 2020
Cost of revenues	$1,103	$1,598
Selling, general and administrative expenses	3,262	30,164
Research and development expenses	362	525

	$4,727	$32,287

D.	Adjustment to reflect the estimated proposed transaction related transaction costs of $94,500.

E.	Income taxes

The statutory federal income tax rate for STERIS plc is the Ireland statutory rate of 12.5% and the statutory federal income tax rate for Cantel is the U.S. statutory income tax rate of 21.0%. Jurisdictional details for Cantel’s assets, liabilities and earnings were not available. Based on information available and the structure of the proposed transaction, STERIS plc has assumed that the majority of the transaction accounting adjustments relate to acquired assets, assumed liabilities, and costs that are attributable to operations in the United States. Therefore, an estimated combined U.S. federal and state statutory rate of 25.0% was used in determining the tax impact of transaction accounting adjustments. Further, an adjustment was made to increase income tax expense related to the addition of the Hu-Friedy consolidated statement of income data for the eight months ended September 30, 2019 as it was a pass-through LLC prior to acquisition by Cantel.

Although not reflected in the pro forma statements of income data, the effective tax rate of STERIS plc after completion of the proposed transaction could be significantly different depending on post-acquisition activities, such as the geographical mix of taxable income affecting state and foreign taxes, among other factors.

After giving consideration to the deductibility of certain transaction costs, estimated net income tax adjustments of $25,710 and $70,837 have been included in the pro forma statements of income data to decrease income tax expense for the nine-month period ended December 31, 2020 and the year ended March 31, 2020, respectively.

Note 5. Pro Forma Other Transaction Adjustments

In accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020, STERIS plc has also adjusted the pro forma financial data for certain material transactions that are probable to occur in connection with the proposed transaction.

A.	Financing

To facilitate the acquisition of Cantel, STERIS plc obtained a bridge financing commitment on January 12, 2021 totaling $2,100,000, which was reduced to $1,350,000 after STERIS plc entered into the Delayed Draw Term Loan Agreement referred to below. The bridge financing commitment will be made available in a single draw on the acquisition closing date to the extent permanent financing is not obtained and utilized. STERIS plc will capitalize debt issuance costs associated with the bridge financing in prepaid expenses and other current assets and amortize the costs over the period between announcement and close or replacement. For the purposes of the pro forma financial data, it has been assumed that the bridge financing commitment will be replaced with long-term financing before closing. Therefore, adjustments of $11,550, $2,887 and $8,663 have been made to reduce cash, decrease tax liabilities and reduce retained earnings, respectively, in the pro forma balance sheet data as of December 31, 2020 for full value of the fees paid in connection with the bridge financing.

On March 19, 2021, STERIS plc, STERIS Irish FinCo, STERIS Corporation and STERIS Limited entered into a credit agreement (the “Credit Agreement”), with various financial institutions and JPMorgan Chase Bank, N.A., as Administrative Agent, which replaced STERIS plc’s previous credit agreement dated March 23, 2018. The Credit Agreement provides for $1,250,000 of borrowing capacity, in the form of a revolving credit facility, which may be utilized for revolving credit borrowings, swingline borrowings and letters of credit, with sublimits for swingline borrowings and letters of credit. The Credit Agreement permits an incremental increase of commitments available thereunder in an amount not to exceed $625,000 at the discretion of the lenders.

On March 19, 2021, STERIS plc, STERIS Irish FinCo, STERIS Corporation and STERIS Limited also entered into two term loan agreements. The first term loan agreement (the “Term Loan Agreement”) provides for a term loan facility in the amount of $550,000. The Term Loan Agreement replaced STERIS plc’s previous term loan agreement dated November 18, 2020 which would have matured on November 20, 2023. The second term loan agreement (the “Delayed Draw Term Loan Agreement”), provides for a delayed draw term loan facility in the amount of $750,000. The delayed draw term loan facility cannot be utilized unless, among other conditions, the proposed transaction is consummated, and will terminate if not used at that time. No principal payments are due on the term loans in the first year. During years two and three, quarterly principal payments are due on the last business day of each fiscal quarter for a total of 5% reduction in the original principal amount each year. During years four and five, quarterly principal payments are due on the last business day of each fiscal quarter for a total of 7.5% reduction in the original principal amount each year. The remaining unpaid principal balances of the term loans, together with accrued and unpaid interest thereon, is due and payable at maturity.

The Credit Agreement, the Term Loan Agreement and the Delayed Draw Term Loan Agreement contain leverage and interest coverage covenants. The Credit Agreement and the Term Loan Agreement mature five years from inception. The Delayed Draw Term Loan Agreement matures five years after the date of consummation of the proposed transaction. Borrowings under the Credit Agreement, the Term Loan Agreement and the Delayed Draw Term Loan Agreement bear interest at variable rates based upon a credit ratings pricing grid. For the purposes of the preparation of the pro forma statements of income data, it was assumed that the term loans were outstanding as of April 1, 2019. Interest rates were based on current market interest rates and margins driven by anticipated ratings and assumed to be 1.4% annually for both the nine-month period ended December 31, 2020 and the year ended March 31, 2020.

STERIS plc also intends to issue approximately $1,350,000 of fixed-rate senior, unsecured senior notes. For the purposes of the preparation of the pro forma statements of income data, $1,350,000 in senior notes are assumed to have been issued and outstanding as of April 1, 2019. Further, the senior notes are assumed to have a maturity of 10 years from the issue date and bear an annual interest rate of 2.525% based on indicative credit spreads in December 2020.

The proceeds from various borrowings will be used to fund the cash consideration portion of the proposed transaction, as well as the refinancing, prepayment, replacement, redemption, repurchase, settlement upon conversion, discharge or defeasance of certain existing indebtedness of Cantel and its subsidiaries, transaction expenses, general corporate expenses and working capital needs.

The adjustments to record pro forma interest expense for the pro forma statements of income data were based on (i) Cantel’s actual interest expense incurred during the historical nine-and twelve-month periods, (ii) Hu-Friedy’s actual interest expense incurred during the historical eight-month period ended September 30, 2019, and (iii) estimated incremental interest expense or savings associated with the additional anticipated borrowings to fund the proposed transaction and refinancing of Cantel debt as if the proposed transaction had occurred on April 1, 2019. The fair value of Cantel’s interest rate swap liabilities was estimated for the purchase price consideration and allocation. No further change in the fair value was assumed for the periods presented in the preparation of the pro forma financial data. The interest rates in effect at the time of preparation were assumed to be in effect for the entire pro forma statement of income data periods. The interest expense that STERIS plc will ultimately pay may vary greatly from what is assumed in the pro forma statements of income data and will be based on among other things, the actual future funding needs, ratings received from rating agencies in advance of the registered senior notes offering, the success of STERIS plc’s senior note offering, public debt market conditions in general, movements in U.S. Treasury rates, spreads and market interest rates, including the Base Rate or the Eurocurrency Rate, and the contractual terms of the Credit Agreement.

Net adjustments have been recorded to interest expense of ($7,816) and $20,840 to the nine months ended December 31, 2020 and the year ended March 31, 2020, respectively.

B.	Executive Compensation Arrangements

Certain members of the Cantel management team participate in the Executive Severance Plan, adopted and effective September 24, 2020 (the “Executive Severance Plan”). The Executive Severance Plan includes provisions for the determination of severance, bonus and benefit entitlements as well as acceleration of Cantel RSU Awards in the event of a qualifying resignation or termination during a Change in Control Coverage Period (as defined in the Executive Severance Plan). The actual determination of benefits under the Executive Severance Plan vary based on the individual’s specified participation tier as well as base salary and status of bonus and outstanding equity awards at the time of a qualifying resignation or termination. Because it is probable that several members of the management team participating in the Executive Severance Plan will experience a qualifying resignation or termination at the time of the proposed transaction, STERIS plc concluded that payments in connection with the Executive Severance Plan were probable. To estimate the potential cost of such actions under the Executive Severance Plan, STERIS plc made a number of assumptions including an assumption that certain members of management would experience either a qualifying resignation or termination at the Closing. Based on current base salary, bonus and outstanding equity awards, an adjustment to selling, general and administrative expenses for the estimated cost of $34,591 including the payment entitlements under the Executive Severance Plan, accelerated share-based compensation expense, and any estimated applicable make-whole payments associated with taxes under Section 4999 of the Internal Revenue Code was included in the earliest period presented in the pro forma financial information.

C.	Income tax expense

Adjustments of $1,954 and ($5,527) were made to income tax expense in the nine months ended December 31, 2020 and the year ended March 31, 2020, respectively, for the income tax effects of the other transaction accounting adjustments associated with Financing and Executive Compensation Arrangements. An assumed income tax rate of 25% was used.

D.	Net income from continuing operations per ordinary share

Pro forma net income from continuing operations per ordinary share for the nine months ended December 31, 2020 and the year ended March 31, 2020, have been calculated based on the estimated weighted-average number of ordinary shares outstanding on a pro forma basis, as described below. The pro forma weighted-average shares outstanding have been calculated as if the acquisition-related shares had been issued and outstanding as of April 1, 2019. The dilutive effective of share-based compensation awards has been calculated as if the acquisition-related replacement awards had been issued as of April 1, 2019. For additional information on calculation of acquisition-related shares, see Note 3.

	Nine months ended December 31, 2020		Year ended March 31, 2020
	STERIS plc (as reported)	Pro forma combined	STERIS plc (as reported)	Pro forma combined
Net income from continuing operations attributable to STERIS plc’s shareholders	$308,549	$271,952	$407,605	$138,406
Weighted-average number of ordinary shares outstanding – basic	85,153	99,441	84,778	99,066
Plus dilutive effect of share based compensation awards	698	895	863	1,026

Weighted-average number of ordinary shares outstanding – diluted	85,851	100,336	85,641	100,092
Net income from continuing operations per ordinary share
Basic	$3.62	$2.73	$4.81	$1.40
Diluted	3.59	2.71	4.76	1.38

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States:

•	through underwriters or dealers;

•	directly to purchasers;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through agents; or

•	through a combination of any of these methods or through any other methods of distribution described in an applicable prospectus supplement.

Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act. Any discounts or commissions received by an underwriter, dealer, remarketing firm or agent on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act.

The applicable prospectus supplement for any such offering will include, among other things, the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchanges on which the securities may be listed.

Any securities issued by STERIS plc or STERIS Irish FinCo may not be offered, sold, placed or underwritten and nothing may be done in Ireland in respect of such securities, otherwise than in conformity with the provisions of:

•

Regulation (EU) 2017/1129, Commission Delegated Regulation (EU) 2019/980, Commission Delegated Regulation (EU) 2019/979 and any Central Bank of Ireland rules issued and/or in force pursuant to Section 1363 of the Irish Companies Act;

•	the Irish Companies Act;

•	the European Union (Markets in Financial Instruments) Regulations 2017 (as amended) of Ireland;

•

Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse, the European Union (Market Abuse) Regulations 2016 and any Central Bank of Ireland rules issued and / or in force pursuant to Section 1370 of the Irish Companies Act;

•	Regulation (EU) No 1286/2014 of the European Parliament and of the Council of 26 November 2014 on key information documents for packaged retail and insurance-based investment products (PRIIPs); and

•	the Central Bank Acts 1942 to 2018 (as amended) of Ireland and any codes of conduct rules made under Section 117(1) of the Central Bank Act 1989 of Ireland.

Sale through Underwriters or Dealers

If underwriters are used in the sale, we will execute an underwriting agreement with them regarding the securities. The underwriters will acquire the securities for their own account, subject to conditions in the underwriting agreement. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. To the extent expressly set forth in the applicable prospectus supplement, these transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offerings may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of the securities, we will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Derivative Transactions and Hedging

We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

ENFORCEMENT OF CIVIL LIABILITIES

Ireland

STERIS plc is a public limited company incorporated under the laws of Ireland and STERIS Irish FinCo is a public unlimited company incorporated under the laws of Ireland, each with their registered offices in Ireland. There is some uncertainty whether the courts of Ireland would recognize or enforce judgments obtained against STERIS plc, STERIS Irish FinCo or their respective directors or officers in a U.S. court based on the civil liabilities provisions of U.S. federal or state laws. The United States and Ireland do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters, and, accordingly, common law rules apply in order to determine whether a judgment of the courts of the State of New York is enforceable in Ireland.

A judgment of the courts of the State of New York obtained against STERIS plc or STERIS Irish FinCo will be enforced by the courts of Ireland only if the following general requirements are met:

(i)

the courts of the State of New York must have had jurisdiction in relation to the particular defendant according to Irish conflict of law rules (the voluntary submission to jurisdiction by the defendant would satisfy this rule); and

(ii)	the judgment must be final and conclusive and the decree must be final and unalterable in the court which pronounces it.

A judgment can be final and conclusive even if it is subject to appeal or even if an appeal is pending. However, where the effect of lodging an appeal under the applicable law is to stay execution of the judgment, it is possible that, in the meantime, the judgment may not be actionable in Ireland. It remains to be determined whether final judgment given in default of appearance is final and conclusive. Irish courts may also refuse to enforce a judgment of the courts of the State of New York which meets the above requirements for one of the following reasons:

(i)	the judgment is not for a definite sum of money;

(ii)	the judgment was obtained by fraud;

(iii)	the enforcement of the judgment in Ireland would be contrary to natural or constitutional justice;

(iv)	the judgment is contrary to Irish public policy or involves certain U.S. laws which will not be enforced in Ireland;

(v)

jurisdiction cannot be obtained by the Irish courts over the judgment debtors in the enforcement proceedings by personal service in Ireland or outside Ireland under Order 11 of the Rules of the Irish Superior Courts;

(vi)	the judgment is irreconcilable with an earlier judgment of the courts of the State of New York; or

(vii)	enforcement proceedings are not instituted in Ireland within six years of the date of the judgment of the courts of the State of New York.

England and Wales

STERIS Limited is a private limited company incorporated under the laws of England and Wales with registered office and principal place of business in England and Wales. As a result, it may not be possible for investors to (i) effect service of process within the United States upon STERIS Limited or (ii) recover any payments of principal, premium, interest, additional amounts or purchase price with respect to the notes or other payments or claims in the United States upon judgments of U.S. courts for any such payments or claims. The United States and England do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, a final judgment for the payment of a fixed debt, sum of money, payment or claim rendered by any U.S. court based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not automatically be enforceable in England. In such an action, the English court would not generally reinvestigate the merits of the original matter decided by the U.S. court (subject to the below) and it would usually be possible to obtain summary judgment on such a claim (assuming there is no defense to the claim for payment). Recognition and enforcement of a U.S. judgment by an English court in such an action is conditional upon (among other things):

•	the U.S. court having had, at the time when proceedings were served, jurisdiction over the original proceedings according to English rules of international law;

•	the judgment being final and conclusive on the merits, meaning it is final and unalterable in the court which pronounced it and is for a definite sum of money; and

•

the U.S. judgment not being for a sum payable in respect of taxes, or other charges of a like nature or in respect of a penalty or fine, or otherwise based on a U.S. law that an English court considers to relate to penal, revenue or other public law.

An English court may refuse to enforce such a judgment if the judgment debtor satisfies the court that:

•	enforcement of the U.S. judgment contravenes English public policy;

•

the U.S. judgment has been arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damages sustained, is otherwise specified in Section 5 of the Protection of Trading Interests Act 1980 or is based on measures designated by the Secretary of State under Section 1 of the Trading Interests Act 1980;

•	the U.S. judgment has been obtained by fraud or in breach of English principles of natural or substantial justice;

•

the U.S. judgment is a judgment on a matter previously determined by an English court or other court whose judgment is entitled to recognition in England or conflicts with an earlier judgment of such court;

•	the English enforcement proceedings were not commenced within the relevant limitation period; or

•

the U.S. judgment was obtained contrary to an agreement for the settlement of disputes under which the dispute in question was to be settled otherwise than by proceedings in a U.S. court (to whose jurisdiction the judgment debtor did not submit).

Based on the foregoing, there can be no assurance that investors will be able to enforce in England judgments obtained in any U.S. court or that such judgments will be recognized in England. In addition, there is no assurance as to when an English court would accept jurisdiction and impose civil liability if the original action was commenced in England, instead of the United States, and predicated solely upon the U.S. federal securities laws.

LEGAL MATTERS

Unless otherwise indicated in an applicable prospectus supplement, the validity of the securities under Irish law will be passed upon for us by Matheson and certain matters with respect to English and New York law will be passed upon for us by Jones Day. Any underwriters, dealers or agents may be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

STERIS PLC

The consolidated financial statements of STERIS plc for the year ended March 31, 2020 (including the schedule appearing therein) appearing in STERIS plc’s Current Report on Form 8-K, and the effectiveness of STERIS plc’s internal control over financial reporting as of March 31, 2020 (excluding the internal control over financial reporting of entities that were acquired during fiscal 2020) included in its Annual Report (Form 10-K), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which as to the report on the effectiveness of STERIS plc’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of entities that were acquired during fiscal 2020 from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such consolidated financial statements and STERIS plc management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2020 (which did not include an evaluation of the internal control over financial reporting of entities that were acquired during fiscal 2020) have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information of STERIS plc for the three-month periods ended June 30, 2020 and June 30, 2019, the three- and six-month periods ended September 30, 2020 and September 30, 2019 and the three- and nine-month periods ended December 31, 2020 and December 31, 2019, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated August 7, 2020, November 6, 2020 and February 9, 2021, respectively, included in STERIS plc’s Quarterly Reports on Forms 10-Q for the periods then ended, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

CANTEL

The financial statements incorporated in this prospectus by reference from Cantel’s Annual Report on Form 10-K for the year ended July 31, 2020 and the effectiveness of Cantel’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

DENTAL HOLDING, LLC

The consolidated financial statements of Dental Holding, LLC and subsidiaries as of December 31, 2018 and 2017 and for each of the years in the two-year period ended December 31, 2018, and the consolidated financial statements of Dental Holding, LLC and subsidiaries as of December 31, 2017 and 2016 and for each of the years in the two-year period ended December 31, 2017 incorporated in this prospectus by reference from Cantel’s Current Report on Form 8-K/A filed on December 16, 2019 have been audited by RSM US LLP, independent auditors, as stated in their reports thereon, incorporated herein by reference. Such consolidated financial statements have been so incorporated in this prospectus in reliance upon such reports and upon the authority of such firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following are the estimated expenses of the issuance and distribution of the securities being registered, all of which are payable by us.

SEC registration fee	$	*
Trustee’s fees and expenses		**
Transfer agent and registrar fees		**
Printing expenses		**
Accountant’s fees and expenses		**
Rating agency fees		**
Legal fees and expenses		**
Miscellaneous		**

Total	$	**

*

Because the amount to be registered consists of an unspecified amount of the securities as may from time to time be offered at indeterminate prices, in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the registrant is deferring payment of the registration fee.

**	Estimated expenses are presently not known and cannot be estimated.

Item 15. Indemnification of Directors and Officers.

STERIS plc and STERIS Irish FinCo Unlimited Company.

STERIS plc is a public limited company incorporated under the laws of Ireland. STERIS Irish FinCo Unlimited Company, or STERIS Irish FinCo, is a public unlimited company incorporated under the laws of Ireland.

Subject to exceptions, the Irish Companies Act does not permit a company to exempt a director or certain officers from, or indemnify a director against, liability in connection with any negligence, default, breach of duty or breach of trust by a director in relation to the company.

The exceptions, which are provided for in the STERIS Constitution, allow a company to:

(1) purchase and maintain Director & Officer Insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company; and

(2) indemnify a director or other officer against any liability incurred in defending proceedings, whether civil or criminal (i) in which judgment is given in his or her favor or in which he or she is acquitted or (ii) in respect of which an Irish court grants him or her relief from any such liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned.

Additionally, subject to the Irish Companies Act, the STERIS Constitution provides that STERIS plc shall indemnify any former or current executive officer of STERIS plc (excluding directors and secretaries) or any person serving at the request of STERIS plc as a director or executive officer of another company, joint venture, trust or other enterprise against expenses, judgments, fines and settlement amounts actually and reasonably incurred in connection with threatened and actual legal proceedings by reason of his or her role, save for liability arising out of the covered person’s fraud or dishonesty or willful breach of his or her obligation to act honestly in good faith with a view to the best interests of STERIS plc.

Any determination of entitlement to indemnification shall be made by any person or persons given authority by the STERIS board of directors to act on the matter on behalf of STERIS plc.

In addition to the provisions of the STERIS Constitution, STERIS plc has entered into separate deeds of indemnity with its directors and certain officer to indemnity them against claims brought by third parties (including on behalf of STERIS plc) to the fullest extent permitted by law, save in the case of fraud or dishonesty.

STERIS Irish FinCo’s constitution includes a provision which entitles every officer to be indemnified by STERIS Irish FinCo against any liability incurred by him or her in defending proceedings, whether civil or criminal, in which judgment is given in his or her favor or in which he or she is acquitted, or in connection with any proceedings or application under statute for which relief is granted to him or her by the Court.

STERIS Corporation

STERIS Corporation is incorporated under the laws of the State of Ohio.

Under the Ohio Revised Code, Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. The Ohio Revised Code does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees or agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that the director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

The Ohio Revised Code does not authorize indemnification to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is permitted, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles, code of regulations or by contract except with respect to the advancement of expenses of directors.

Under the Ohio Revised Code, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his or her action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

STERIS Limited

STERIS Limited is a private limited company organized under the laws of England and Wales

The English Companies Act 2006 does not permit a company to exempt a director or certain officers from, or indemnify a director against, liability in connection with any negligence, default, breach of duty or breach of trust by a director in relation to the company.

However, subject to the limitations contained in the English Companies Act 2006, the articles of association of STERIS Limited, allow the company to:

(1) purchase and maintain D&O insurance for the benefit of any person who is or was at any time a director or other officer or employee of the company or any associated company of it or in which it has or had an interest

(whether direct or indirect) against any liability which may attach to them or loss or expenditure which they may incur in relation to anything done or alleged to have been done or omitted to be done as a director, officer or employee; and

(2) indemnify every director and alternate director (and every director or alternate director of any associated company of the company) and any secretary of the company (each a “relevant officer”) out of the assets of the company against all costs and liabilities incurred by them in relation to any proceedings (whether civil or criminal) or any regulatory investigation or action which relate to anything done or omitted or alleged to have been done or omitted by them in their capacity as such save that no such person shall be indemnified (whether directly or indirectly):

(a) for any liability incurred by them in connection with any negligence, default, breach of duty or breach of trust in relation to the company or any associated company of the company;

(b) for any fine imposed in criminal proceedings which have become final;

(c) for any sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature howsoever arising;

(d) for any liability incurred by them in defending any criminal proceedings in which they are convicted and such conviction has become final;

(e) for any liability incurred by them in defending any civil proceedings bought by the company or an associated company of the company in which a final judgment has been given against him; or

(f) for any liability incurred by them in connection with any application for relief under the English Companies Act 2006 in which the UK court refuses to grant them relief and such refusal has become final; and

(3) advance to every relevant officer (i) funds to meet expenditure incurred or to be incurred by them, among other things, in defending any proceedings (whether civil or criminal) or in an investigation, or action proposed to be taken, by a regulatory authority or (ii) to receive assistance from the Company as will enable any such person to avoid incurring such expenditure, where such proceedings, investigation or action are in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or any associated company of the company, provided that they will be obliged to repay any funds provided to them if they are convicted, if judgement is given against them or they are found liable in the proceedings, investigation or action.

Item 16. Exhibits.

The following documents are exhibits to the registration statement:

Exhibit Number	Description

1.1*	Underwriting Agreement

2.1	Agreement and Plan of Merger, dated January 12, 2021, by and among STERIS plc, Solar New US Holding Co, LLC, Crystal Merger Sub 1, LLC and Cantel Medical Corp. (incorporated by reference herein to Exhibit 2.1 of STERIS plc’s Current Report on Form 8-K filed on January 12, 2021) (SEC File No. 001-38848)

2.2	Amendment to the Agreement and Plan of Merger, dated March 1, 2021, by and among STERIS plc, Solar New US Holding Co, LLC, Crystal Merger Sub 1, LLC and Cantel Medical Corp. (incorporated by reference herein to Exhibit 2.2 of STERIS plc’s Registration Statement on Form S-4 filed on March 2, 2021) (SEC File No. 333-253799)

3.1	Amended Memorandum and Articles of Association of STERIS plc, dated as of May 3, 2019 (incorporated by reference herein to Exhibit 3.1 of STERIS plc’s Current Report on Form 8-K filed on May 3, 2019) (SEC File No. 001-38848)

3.2	Certificate of Incorporation on Re-registration as a Public Unlimited Company of STERIS Irish Finco Unlimited Company, adopted with effect from March 18, 2021

3.3	Memorandum of Association of STERIS Irish Finco Unlimited Company, adopted with effect from March 18, 2021

3.4	Articles of Association of STERIS Irish FinCo Unlimited Company, adopted with effect from March 18, 2021

3.5	Amended and Restated Articles of Incorporation of STERIS Corporation, as filed with the Secretary of State of the State of Ohio on November 6, 2015

3.6	Amended and Restated Code of Regulations of STERIS Corporation

3.7	Certificate of Incorporation on re-registration of a public company as a private company and registration of order of court and statement of capital of STERIS Limited, dated as of March 26, 2019

3.8	Articles of Association of STERIS Limited

4.1	Form of STERIS plc Debt Securities Indenture

4.2	Form of STERIS Irish FinCo Unlimited Company Debt Securities Indenture

4.3*	Form of Senior Unsecured Note of STERIS plc

4.4*	Form of Senior Unsecured Note of STERIS Irish FinCo Unlimited Company

4.5*	Form of Warrant Agreement

4.6*	Form of Warrant Certificate

4.7*	Form of Unit Agreement

4.8*	Form of Unit Certificate

5.1	Opinion of Matheson

5.2	Opinion of Jones Day

5.3	Opinion of Jones Day

Exhibit Number	Description

15.1	Acknowledgement Letter of Ernst & Young LLP relating to STERIS plc’s unaudited interim financial information

23.1	Consent of Ernst & Young LLP relating to STERIS plc’s financial statements

23.2	Consent of Deloitte & Touche LLP relating to Cantel Medical Corp.’s financial statements

23.3	Consent of RSM US LLP relating to Dental Holding, LLC financial statements

23.4	Consent of Matheson LLP (included in Exhibit 5.1 to this Registration Statement)

23.5	Consent of Jones Day (included in Exhibit 5.2 to this Registration Statement)

24.1	Power of Attorney of Directors and Officers of STERIS plc

24.2	Power of Attorney of Directors of STERIS Irish FinCo Unlimited

24.3	Power of Attorney of Directors and Officers of STERIS Corporation

24.4	Power of Attorney of Directors of STERIS Limited

25.1	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of Trustee under STERIS plc Debt Securities Indenture

25.2	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of Trustee under STERIS Irish FinCo Unlimited Company Debt Securities Indenture

*	To be filed either by amendment or as an exhibit to a report filed under the Exchange Act, and incorporated herein by reference.

Item 17. Undertakings.

Each undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

8. The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, STERIS plc certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mentor, State of Ohio, on the 23rd day of March, 2021.

STERIS plc

By:	/s/ Michael J. Tokich
	Name:	Michael J. Tokich
	Title:	Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statements has been signed by the following persons in the capacities indicated on the 23rd day of March, 2021.

SIGNATURE	TITLE	DATE

* Walter M Rosebrough, Jr.	President and Chief Executive Officer, Director	March 23, 2021

/s/ Michael J. Tokich Michael J. Tokich	Senior Vice President and Chief Financial Officer	March 23, 2021

* Karen L. Burton	Vice President, Controller and Chief Accounting Officer	March 23, 2021

* Dr. Mohsen M. Sohi	Chairman of the Board	March 23, 2021

* Richard C. Breeden	Director	March 23, 2021

* Daniel A. Carestio	Director	March 23, 2021

* Cynthia L. Feldmann	Director	March 23, 2021

* Christopher Holland	Director	March 23, 2021

* Dr. Jacqueline B. Kosecoff	Director	March 23, 2021

* David B. Lewis	Director	March 23, 2021

* Dr. Nirav R. Shah	Director	March 23, 2021

* Dr. Richard M. Steeves	Director	March 23, 2021

*

The undersigned, by signing his name hereto, does hereby sign this registration statement on behalf of each of the above-indicated directors or officers of the registrant pursuant to powers of attorney executed by such directors or officers.

By:	/s/ Michael J. Tokich
Michael J. Tokich
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, STERIS Irish FinCo Unlimited Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mentor, State of Ohio, on the 23rd day of March, 2021.

STERIS Irish FinCo Unlimited Company

By:	/s/ Michael J. Tokich
	Name:	Michael J. Tokich
	Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this registration statements has been signed by the following persons in the capacities indicated on the 23rd day of March, 2021.

SIGNATURE	TITLE	DATE

* Brian Cooper	Director	March 23, 2021

* John Gilsenan	Director	March 23, 2021

/s/ Michael J. Tokich Michael J. Tokich	Director	March 23, 2021

* Renato G. Tamaro	Director	March 23, 2021

* John Robert Schloss	Director	March 23, 2021

*

The undersigned, by signing his name hereto, does hereby sign this registration statement on behalf of each of the above-indicated directors or officers of the registrant pursuant to powers of attorney executed by such directors or officers.

By:	/s/ Michael J. Tokich
Michael J. Tokich
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, STERIS Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mentor, State of Ohio, on the 23rd day of March, 2021.

STERIS Corporation

By:	/s/ Michael J. Tokich
	Name:	Michael J. Tokich
	Title:	Senior Vice President and Chief Financial Officer, Director

Pursuant to the requirements of the Securities Act of 1933, this registration statements has been signed by the following persons in the capacities indicated on the 23rd day of March, 2021.

SIGNATURE	TITLE	DATE

* Walter M Rosebrough, Jr.	President and Chief Executive Officer	March 23, 2021

/s/ Michael J. Tokich Michael J. Tokich	Senior Vice President and Chief Financial Officer, Director	March 23, 2021

* Karen L. Burton	Vice President, Controller and Chief Accounting Officer	March 23, 2021

* Ronald E. Snyder	Director	March 23, 2021

*

The undersigned, by signing his name hereto, does hereby sign this registration statement on behalf of each of the above-indicated directors or officers of the registrant pursuant to powers of attorney executed by such directors or officers.

By:	/s/ Michael J. Tokich
Michael J. Tokich
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, STERIS Limited certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mentor, State of Ohio, on the 23rd day of March, 2021.

STERIS Limited

By:	/s/ Michael J. Tokich
	Name:	Michael J. Tokich
	Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this registration statements has been signed by the following persons in the capacities indicated on the 23rd day of March, 2021.

SIGNATURE	TITLE	DATE

* J. Adam Zangerle	Director	March 23, 2021

/s/ Michael J. Tokich Michael J. Tokich	Director	March 23, 2021

*

The undersigned, by signing his name hereto, does hereby sign this registration statement on behalf of each of the above-indicated directors or officers of the registrant pursuant to powers of attorney executed by such directors or officers.

By:	/s/ Michael J. Tokich
Michael J. Tokich
Attorney-in-Fact